Exhibit 10.9

Execution Copy

AMENDED AND RESTATED CRUDE OIL SUPPLY AGREEMENT

dated March 29, 2012

by and between

J.P. MORGAN COMMODITIES CANADA CORPORATION

and

ST. PAUL PARK REFINING CO. LLC

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

		Page
Section 8.14	Non-Banking Day Payments	39
Section 8.15	Currency Conversion	39
Section 8.16	Recording of Conversations	39
Section 8.17	Counterparts	39
Section 8.18	No Third Party Beneficiaries	39
Section 8.19	Entire Agreement	39
Section 8.20	Survival	39

Exhibits

Exhibit A	—	Terms and Definitions

Schedules

Schedule I	—	[Intentionally Omitted]
Schedule II	—	Sample Nomination and Pricing Schedule
Schedule III	—	[*]
Schedule IV	—	Form of Purchaser Supply Transaction Confirmation
Schedule V	—	Form of Transaction Confirmation
Schedule VI	—	Pricing Day Basic Rules
Schedule VII	—	J.P. Morgan Chase & Co. Guaranty Agreement

-iii-

AMENDED AND RESTATED CRUDE OIL SUPPLY AGREEMENT

THIS AMENDED AND RESTATED CRUDE OIL SUPPLY AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of March 29, 2012 (the “Effective Date”) is by and between J.P. MORGAN COMMODITIES CANADA CORPORATION, a corporation organized under the laws of Canada, whose address is Suite 600, Vintage Towers II 326 - 11th Avenue S.W., Calgary, AB T2R 0C5 (“JPM CCC”), and ST. PAUL PARK REFINING CO. LLC, a Delaware limited liability company, whose address is 301 Saint Paul Park Road, St. Paul Park, MN 55071 (“Purchaser”), and amends and restates, with effect from and after the Effective Date, the Crude Oil Supply Agreement dated December 1, 2010 (the “Original Agreement”) between JPM CCC and Purchaser.

WHEREAS, Purchaser owns and operates a refinery located in Saint Paul Park, Minnesota (the “Refinery”) and desires a firm supply of crude oil (“Oil”) to satisfy the demands of the Refinery; and

WHEREAS, JPM CCC owns or controls, or will acquire, supplies of Oil that are sufficient to meet JPM CCC’s delivery commitments set forth in this Agreement; and

WHEREAS, Purchaser desires to purchase and take delivery from JPM CCC, and JPM CCC desires to sell and deliver to Purchaser, the quantities of the Types of Oil identified from time to time in the Nomination and Pricing Schedules (as such term is defined below), subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINED TERMS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Defined Terms. In addition to the defined terms set forth in the body of this Agreement, the capitalized terms listed in Exhibit A are incorporated by reference for all purposes of this Agreement and shall have the meanings set forth therein.

Section 1.2 Principles of Construction. All references to Sections and Schedules are to Sections and Schedules in or to this Agreement unless otherwise specified. Any reference in this Agreement to any other documents shall be deemed to include references to such documents as the same may hereafter be amended, modified, supplemented, extended, replaced and/or restated from time to time. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. The words “include”, “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”.

Section 1.3 Single Agreement. All Specified Transactions are entered into in reliance on the fact that this Agreement and all Confirmations form a single agreement between the Parties and that the Parties would not otherwise enter into any Specified Transactions.

Section 1.4 Inconsistency. In the event of any inconsistency between the provisions of any Confirmation and this Agreement, such Confirmation will prevail for the purposes of the relevant Transaction.

ARTICLE II

PURCHASE, SALE AND DELIVERY OF OIL

Section 2.1 Overview.

(a) Purchaser and JPM CCC will agree on the Type and quantity of Oil to be purchased by Purchaser from JPM CCC hereunder, and in accordance with and subject to the procedures set forth below, Oil shall be procured and Transactions (between Purchaser and JPM CCC) shall arise. Oil that is the subject of Transactions shall be nominated for delivery to the CG Tanks on a monthly basis (as provided in Section 2.2), for ultimate delivery to the Refinery at the Delivery Point.

(b) Following the delivery of any such Oil to the CG Tanks, and subject to Section 3.1, such Oil will be delivered to Purchaser by JPM CCC at the Delivery Point (as provided in Section 2.3).

(c) Unless otherwise agreed in writing by the Parties and subject to Section 2.2(f)(ii), all Oil purchased by Purchaser from JPM CCC under this Agreement [*].

Section 2.2 Nomination of Oil to the CG Tanks.

(a) For each Injection Month, Purchaser shall (x) determine all of the Refinery’s Oil requirements for such Injection Month for the supply to the CG Tanks for ultimate delivery to the Refinery (in accordance with Section 2.3), including Types of Oil and desired quantities of each such Type of Oil and taking into account market availability and transit times for each such Type of Oil (the “Requirements”). All Requirements shall be determined solely by Purchaser, who shall have the sole and exclusive responsibility for identifying opportunities to acquire from third parties Oil needed for the reliable operation of the Refinery.

(b) Following its determination of the Requirements (and any adjustments to such requirements) for a given Injection Month, Purchaser shall have the sole responsibility for identifying opportunities to acquire Oil from third parties to fulfill such Requirements for such Injection Month, in each case, of the Types and quantities and at Differentials acceptable to Purchaser. Purchaser may, in its discretion, provide JPM CCC with the opportunity to fulfill all or any part of the Requirements for any Injection Month from JPM CCC’s proprietary supplies of Oil, for a Type and quantity of Oil and at a Differential mutually agreed by Purchaser and JPM CCC. It is further understood and agreed that in no case shall any Oil purchases to be made by JPM CCC to fulfill such Requirements extend beyond the then upcoming Injection Month (unless otherwise agreed by JPM CCC).

(i) When an opportunity to acquire Oil from a third party for the purposes set forth in Section 2.2(a) is identified by and is acceptable to Purchaser, Purchaser shall provide JPM CCC with a request (“Purchaser Buy Request”), and, together with a Purchaser Sell Request pursuant to Section 2.2(f)(ii) below, a “Purchaser Request”) [*]It is understood that Purchaser shall have no authority to bind JPM CCC to, or enter into on JPM CCC’s behalf, any contract with any third party.

(ii) In the event that Purchaser and JPM CCC mutually agree that JPM CCC shall provide Oil to Purchaser of a Type and quantity of Oil and at a Differential acceptable to Purchaser and JPM CCC pursuant to a Transaction without a corresponding acquisition of Oil from a third party identified by Purchaser pursuant to Section 2.2(b)(i), (whether such Oil is to be provided from JPM CCC proprietary supplies of Oil, [*], or otherwise), Purchaser shall provide JPM CCC with a purchase order (a “Purchase Order”), in writing, in the form and in a manner acceptable to JPMCCC, for such Transaction.

(c) With respect to any Purchaser Request or Purchase Order, JPM CCC shall advise Purchaser, as promptly as practicable, of the quantities and Types and Differentials of Oil included in such Purchaser Request or Purchase Order that JPM CCC has been able to acquire or make available pursuant to Section 2.2(b) or sell or unwind pursuant to Section 2.2(f)(ii) (each, a “Transaction Advice”). Upon the communication or delivery by JPM CCC to Purchaser of any Transaction Advice with respect to any Purchaser Request or Purchase Order, all such Oil quantities, Types and Differentials contained or referenced in any such Transaction Advice from JPM CCC to Purchaser shall be deemed to constitute irrevocable, unconditional and binding and enforceable transactions between JPM CCC and Purchaser pursuant to which JPM CCC shall sell to Purchaser and Purchaser shall purchase from JPM CCC or JPMCCC shall purchase from Purchaser and Purchaser shall sell to JPMCCC, as the case may be, all such quantities of such Types of Oil at such Differentials pursuant to and in accordance with Section 2.2(f) (each, a “Transaction”).

(d) In no event shall Purchaser have the right to claim an ownership interest in any volumes of Oil prior to the transfer of title thereof pursuant to the provisions of Section 2.4 below. At all times prior to such transfer of title, JPM CCC shall be the owner of, and have the sole dominion and control over, such Oil, including having the exclusive right to store, withdraw from storage, transport, resell or otherwise dispose of such Oil in its discretion.

(e) Purchaser acknowledges and agrees that (a) JPM CCC is a merchant of crude oil and may, from time to time, be dealing with prospective Counterparties, or pursuing trading or hedging strategies, in connection with aspects of JPM CCC’s business which are unrelated hereto and that such dealings and such trading or hedging strategies may be the same as, different from or opposite to those being pursued by or for Purchaser; (b) JPM CCC may, in its sole discretion, determine whether to advise Purchaser of any potential transaction with a Counterparty and prior to advising Purchaser of any such potential transaction JPM CCC may, in its discretion, determine not to pursue such transaction or to pursue such transaction in connection with another aspect of JPM CCC’s business and JPM CCC shall have no liability of any nature to Purchaser as a result of any such determination; (c) JPM CCC has no fiduciary or trust obligations of any nature with respect to the Refinery or Purchaser, other than its confidentiality obligations set forth in this Agreement,[*]; (d) JPM CCC may enter into transactions and purchase or sell crude oil for its own account or the account of others at prices more favorable than those being paid or received by Purchaser hereunder; and (e) nothing herein shall be construed to prevent JPM CCC, or any of its partners, officers, employees or affiliates, in any way from purchasing, selling or otherwise trading in Oil or any other commodity for its or their own account or for the account of others, whether prior to, simultaneously with, or subsequent to any transaction under this Agreement.

(f) Nomination and Pricing Schedules.

(i) At the close of business of each Business Day, JPM CCC shall send Purchaser a schedule in substantially the form of the sample provided as part of Schedule II hereto (each, a “Nomination and Pricing Schedule”) that includes aggregate quantities and Monthly Weighted Average Differentials for each Type of Oil for all Transactions pertaining to the applicable Injection Month. To the extent a separate Transaction Confirmation has not been sent in accordance with Section 2.2(j) the Nomination and Pricing Schedule shall constitute the Transaction Confirmation for purposes of this Agreement. As promptly as practicable on the earlier of (x) the second Business Day following Purchaser’s receipt of any such Nomination and Pricing Schedule (but not later than 4 pm Central Time on such Business Day) and (y) the Business Day immediately preceding the Pipeline Nomination Date for such Injection Month (but not later than 10 am Central Time on such Business Day), Purchaser shall advise JPM CCC of any objections to the accuracy of such Nomination and Pricing Schedule (provided that any such objection shall be commercially reasonable, made by Purchaser in good faith and stated in writing and in reasonable detail), failing which Purchaser shall be deemed to have accepted and agreed that such Nomination and Pricing Schedule accurately sets forth such aggregate quantities and Monthly Weighted Average Differentials of all Transactions entered into for such Injection Month, as of such Business Day.

(ii) Purchaser may from time to time notify JPM CCC that (A) a Nomination and Pricing Schedule previously accepted in good faith by Purchaser contains greater quantities of Oil than are required for use by the Refinery in the applicable Delivery Month or (B) in order to optimize its purchasing opportunities (provided that any such optimization shall only involve volumes and Types of Oil that are consistent with the Requirements,), Purchaser desires to have JPM CCC sell such Oil to a third party (and/or unwind any Specified Oil Transaction, any [*], or any Specified Derivatives Transaction entered into by JPM CCC, in whole or in part) and purchase from a third party replacement Oil (of the same or a different Type, for the same or a different price, for the same or a different Delivery Month). In any such event, it shall be the sole responsibility of Purchaser to identify opportunities for such sale of Oil and/or to arrange the terms for such unwinds, and to identify opportunities for the purchase of any such replacement Oil; provided that in no event shall any such unwinds or sales involve Oil that has already been delivered to the CG Tanks. In the case of any of the foregoing, Purchaser shall provide JPM CCC with a request (a “Purchaser Sell Request”), requesting JPM CCC to enter into such sale or such unwind, and shall provide JPM CCC with a Purchaser Buy Request and/or a Purchase Order, as the case may be, with respect to any such replacement purchase. All of the conditions, limitations and requirements set forth in Section 2.2(b)(i) and (b)(ii) and Section 2.2(c) shall apply to all Purchaser Requests and Purchase Orders issued by Purchaser under this Section 2.2(f)(ii), including without limitation the following: (i) Purchaser shall have no authority to bind JPM CCC to, or enter into on JPM CCC’s behalf, any contract (or amendment to any contract) with any third party and (ii) [*]. To the extent any Transaction Advices are issued for such requested sales, unwinds and/or replacement purchases, the applicable Nomination and Pricing Schedule shall be adjusted to account for them. In the event that the number of sales transactions (including without limitation sales that are incorporated within any buy-sell or similar transaction structure) that are transacted pursuant to [*] (“Excess Sales”), Purchaser shall pay JPM CCC a fee (the “Excess Sales Fee”) in an amount equal to $[*]per Barrel of Oil that is sold pursuant to such Excess Sales. All gains, losses, costs, expenses and/or damages, (including without limitation any loss arising from JPM CCC’s payment of a greater amount of goods and services tax (GST) on its original purchase of such Oil than it collects from its buyer on the sale of such Oil made pursuant to this Section 2.2(f)(ii)), resulting from the foregoing adjustments, any unwinding of Transactions, and/or sales and replacement purchases (but without any duplication), shall be for the account of Purchaser (each a “Section 2.2(f)(ii) Amount”), and the Excess Sales Fees shall also be included as a Section 2.2(f)(ii) Amount. In the event that JPM CCC has the right to reclaim any or all of the GST for which it shall have been reimbursed by Purchaser pursuant to the parenthetical contained in the preceding sentence, JPM CCC shall make commercially reasonable efforts to reclaim such GST, and shall refund to Purchaser the amount, if any, of such GST that is returned to JPM CCC.

(g) On or before the Pipeline Nomination Date for any Injection Month, the aggregate quantity of each Type of Oil stated within the Nomination and Pricing Schedule will be nominated to the applicable Transporter(s), at the injection point pertaining to each Type of Oil, for delivery to the CG Tanks (each, a “Nomination”). Any such Nomination to Enbridge Pipeline and Enbridge North Dakota Pipeline will be for delivery to MPL at Clearbrook, Minnesota, with the aggregate quantity from both pipelines nominated from the Minnesota Pipeline at Clearbrook, Minnesota to the CG Tanks.

(h) Purchaser Supply Transactions.

(i) Notwithstanding anything to the contrary contained herein, the Parties agree that Purchaser may enter into agreements for the acquisition of Oil with any party and from any source so long as, with respect to any such Oil subject to any such agreement, JPM CCC and Purchaser enter into a transaction for the same Type and quantity of Oil to be sold by Purchaser to JPM CCC at a mutually agreed price, term and delivery location, which location shall be via pipeline unless mutually agreed otherwise (each such transaction, a “Purchaser Supply Transaction”). In the case of a Purchaser Supply Transaction that contemplates delivery at a pipeline, the delivery location for such transaction shall, with respect to any such Oil purchased in Canada, in all instances be prior to injection into the Enbridge Pipeline mainline and which delivery location shall, with respect to any such Oil purchased in the United States, in all instances be prior to injection into the Minnesota Pipeline. JPM CCC shall use commercially reasonable efforts to purchase Oil under a Purchaser Supply Transaction where the delivery method is other than delivery by pipeline, provided that such Purchaser Supply Transaction satisfies each of the following requirements: [*] Each Purchaser Supply Transaction shall (A) be subject to the Standard GTCs between Purchaser and JPM CCC (except that (i) neither Section 19 of the Standard GTCs, nor any other performance assurance or credit-related provision of the Standard GTCs, shall be applicable to Purchaser Supply Transactions and (ii) neither this Agreement, nor any Specified Transaction that is not a Purchaser Supply Transaction shall be an Other Product Agreement (as defined in the Standard GTCs) for any purpose under the Standard

GTCs), (B) be evidenced by a Purchaser Supply Transaction Confirmation and (C) unless otherwise agreed by the Parties, be performed in accordance with the terms set forth in such Purchaser Supply Transaction Confirmation. With respect to any proposed Purchaser Supply Transaction that is for the purchase and sale of Oil that is to be sold by Purchaser to JPM CCC and then resold by JPM CCC to Purchaser for delivery to the Refinery, if Purchaser and JPM CCC are not able to mutually agree on the purchase price for the Type and quantity of Oil to be subject to such Purchaser Supply Transaction by 2:00 p.m. Central Time on the Day such proposal is made to JPM CCC, then each of Purchaser and JPM CCC shall obtain an Actionable Dealer Quotation with respect to such Oil and as soon as practicable (but in no event later than 4:00 p.m. Central Time) on such Day notify the other Party of such Actionable Dealer Quotation. If Purchaser’s proposed purchase price for the related Purchaser Supply Transaction (“Purchaser’s Offer Price”) [*] then the “mutually agreed price” for the Oil subject to such Purchaser Supply Transaction shall be [*].

(ii) If a JPM CCC Force Majeure or an Event of Default with respect to JPM CCC has occurred and is continuing, if requested by Purchaser for the purchase and sale of Oil that is to be sold by Purchaser to JPM CCC and then resold by JPM CCC to Purchaser for delivery to the Refinery, JPM CCC shall enter into Purchaser Supply Transaction(s) with Purchaser during the continuance of such JPM CCC Force Majeure or Event of Default as applicable; provided that the “mutually agreed price” for the Oil subject to any such Purchaser Supply Transaction shall be [*].

(iii) In respect of each Purchaser Supply Transaction, the price payable by JPM CCC to Purchaser is exclusive of any applicable Canadian federal or provincial sales or commodity taxes (including goods and services tax and harmonized sales tax imposed by the Excise Tax Act (Canada)), duties, or other Taxes. [*] JPM CCC and Purchaser shall act reasonably to determine whether a supply of Oil pursuant to a particular Purchaser Supply Transaction is not subject to a particular Canadian federal or provincial sales, use or similar tax, duty or other Tax by virtue of being exempt or zero-rated, and JPM CCC and Purchaser shall provide evidence satisfactory to the other Party and the responsible Governmental Authority as required or reasonably necessary to establish that such supply is exempt or zero-rated.

(i) [*].

(j) Binding nature of Purchaser Requests, Purchase Orders, Transaction Advices and Transactions.

(i) Each Purchaser Request and each Purchase Order shall constitute an irrevocable, unconditional and binding offer on the part of Purchaser to JPM CCC for Purchaser to purchase from JPM CCC at the Delivery Point, or sell to JPMCCC at a mutually agreed location or unwind a previously-agreed purchase of Oil from JPM CCC, as the case may be, Oil of the Types, in the quantities and at the Differentials specified in such Purchaser Request or Purchase Order. Purchaser shall not be permitted to revoke any Purchaser Request or Purchase Order unless Purchaser notifies JPM CCC of such revocation and JPM CCC confirms such revocation in writing, in each case, prior to the date and time at which JPM CCC shall have entered into any binding obligation with any third party to acquire any Oil from such third party pursuant to Section 2.2(b) or sell such Oil to (or unwind a purchase of Oil from) such third party pursuant to Section 2.2(f)(ii), or shall have advised Purchaser pursuant to Section 2.2(c) of its intention to provide such Oil to Purchaser or purchase such Oil from (or unwind a purchase of Oil from) Purchaser, as the case may be.

(ii) Each Transaction Advice shall constitute an irrevocable, unconditional and binding commitment on the part of JPM CCC for JPM CCC to sell and deliver to Purchaser at the Delivery Point Oil pursuant to Section 2.2(b), or purchase Oil from (or unwind a sale of Oil to) Purchaser pursuant to Section 2.2(f)(ii), of the Types, in the quantities and at the Differentials specified in such Transaction Advice. JPM CCC shall not be permitted to revoke any Transaction Advice unless JPM CCC notifies Purchaser of such revocation and Purchaser confirms such revocation in writing.

(iii) The Parties intend that they are legally bound by the terms of each Transaction from the moment they agree to the terms thereof (orally or otherwise) in accordance with and subject to the terms of Section 2.2(b), Section 2.2(c) and Sections 2.2(j)(i) and (j)(ii). With respect to each Transaction, JPM CCC may prepare and deliver to Purchaser a Transaction Confirmation to further evidence such Transaction, and Purchaser shall enter into each such Transaction Confirmation with JPM CCC as soon as practicable. As promptly as practicable on the earlier of (x) the second Business Day immediately following the Day on which any Transaction Confirmation is delivered to Purchaser (but not later than 4 pm Central Time on such Business Day) and (y) the Business Day immediately preceding the Pipeline Nomination Date for the applicable Injection Month (but not later than 10 am Central Time on such Business Day), Purchaser shall advise JPM CCC of any objections to the accuracy of such Transaction Confirmation (provided that any such objection shall be commercially reasonable, made by Purchaser in good faith and stated in writing and in reasonable detail), failing which Purchaser shall be deemed to have accepted and agreed that such Transaction Confirmation accurately sets forth such agreed Transaction. Failure by either Party to send or return an executed Transaction Confirmation or any objection to any Transaction Confirmation for any Transaction shall not invalidate such Transaction.

(k) Purchaser shall be permitted to purchase, from third party suppliers for use by the Refinery, Oil that is transported to the Refinery by railcar, provided that (i) all such Oil is stored by Purchaser in one tank that is separate and apart from the CG Tanks, (ii) no such Oil is at any time be commingled with any Oil owned by JPM CCC, (iii) on each Business Day Purchaser provides JPM CCC with daily reports detailing the Types and quantities of Oil that were transported by railcar and have been delivered to the Refinery on all days prior to such Business Day for which Purchaser has not already provided JPM CCC with such daily report, (iv) Purchaser pays [*], and (v) nothing in this subsection (k) shall affect or reduce the rights of JPM CCC with respect to Oil owned by JPM CCC, fees to which JPM CCC is entitled under this Agreement, and/or any termination rights and remedies of JPM CCC arising under or in connection with this Agreement.

Section 2.3 Delivery of Oil to the CG Tanks and from the CG Tanks to the Refinery.

(a) Following the Nominations and promptly after JPM CCC’s receipt of the MPL Delivery Schedule for a given Month, JPM CCC shall provide Purchaser with a copy of the MPL Delivery Schedule for each Type of Oil within the Nomination and Pricing Schedule for delivery to the CG Tanks.

(b) Subject to Section 2.3(g), JPM CCC agrees to deliver to Purchaser, and Purchaser agrees to take delivery from JPM CCC, at the Delivery Point, the quantities and Types of Oil that are delivered to the CG Tanks in accordance with the MPL Delivery Schedule during each Delivery Month, and for the volumes equal to the quantities stated within the applicable Nomination and Pricing Schedules. Each delivery of Oil shall be made in accordance with the then-effective CG Tanks rules and regulations, as such rules and regulations were in effect on the Original Effective Date (except as and to the extent amended, supplemented or otherwise modified in accordance with the CG Tanks Lease Agreement). JPM CCC shall be solely responsible for arranging for the transportation of Oil to the Delivery Point and, subject to Section 4.4, for the payment of all costs and charges invoiced or otherwise charged by each Transporter upstream or prior to the Delivery Point. Purchaser shall be solely responsible for arranging to take delivery of Oil at the Delivery Point and shall have all responsibility for the Oil downstream of the Delivery Point.

(c) [*] will apply to all deliveries of Oil to Purchaser pursuant to Transactions hereunder and JPM CCC shall determine the Type of Oil to be delivered from each individual CG Tank for sale to Purchaser at the Delivery Point pursuant to Transactions using Volumetric Accounting.

(d) In the event that Purchaser requests any changes to any MPL Delivery Schedule for any given Delivery Month, the Parties shall use commercially reasonable efforts to adjust such MPL Delivery Schedule accordingly; provided, however, that, subject to the other terms and provisions of this Agreement, neither Party shall be relieved of its obligation to sell and deliver or purchase and take delivery of Oil in accordance with such MPL Delivery Schedule and the terms of this Agreement, notwithstanding any such Purchaser requested changes.

(e) Following Purchaser’s receipt of any MPL Delivery Schedule pursuant to Section 2.3(a), Purchaser will provide JPM CCC with a schedule of its desired daily deliveries from the CG Tanks to the Delivery Point, including the quantity and Types of Oil to be delivered to the Delivery Point (the “Refinery Delivery Schedule”); provided, however, that the Parties agree that (i) any Refinery Delivery Schedule shall be honored only to the extent that it is consistent with the MPL Delivery Schedule and the storage capacities of the CG Tanks, (ii) Purchaser shall be obligated to schedule for receipt and to receive Oil at the Delivery Point no later than during the Delivery Month for which such Oil has been designated on the applicable MPL Delivery Schedule, and (iii) Purchaser shall use commercially reasonable efforts to provide Purchaser Requests and Purchase Orders to allow JPM CCC to retain in the CG Tanks at all times an aggregate amount of [*] Barrels of Oil hereunder (excluding Tank Bottoms). JPM CCC’s commercially reasonable efforts to undertake to comply with any such instruction from Purchaser shall be subject to Sections 2.5, 2.8 and 2.12 and to there being sufficient storage capacity in the CG Tanks.

(f) If at any time JPM CCC becomes aware that there is or will be a change in the Scheduled Amount of Oil that will be delivered to the CG Tanks or a change in the timing of the deliveries of any quantity of Oil from those stated in any MPL Delivery Schedule, JPM CCC shall notify Purchaser as soon as practicable after becoming aware of such change or anticipated change and provide Purchaser with a new MPL Delivery Schedule as soon as practicable after the date on which JPM CCC receives it; provided, however, that, subject to the other terms and provisions of this Agreement, neither Party shall be relieved of its obligation to sell and deliver or purchase and take delivery of Oil in accordance with the terms of this Agreement, notwithstanding such change in such amounts or timing.

(g) Except as set forth in any written agreement of the Parties, the obligations of JPM CCC to sell and deliver any such Oil and the obligations of Purchaser to purchase and accept any such Oil at the Delivery Point, shall be valid, binding and enforceable against the Parties, provided that non-performance of such obligations may be excused in whole or in part with respect to a Party only (i) upon the occurrence and during the continuance of an event of Force Majeure (including a JPM CCC Counterparty Force Majeure) in accordance with Section 2.8 below, (ii) to the extent the Party’s failure to sell or purchase Oil is the direct result of an Operational Imbalance described in Section 2.5, or (iii) in the case of JPM CCC, to the extent the scheduling procedures of, and/or apportionment of the capacity allocated to JPM CCC (as provided in Section 2.12) on, Transporters, including Enbridge Pipeline, Enbridge North Dakota Pipeline and the Minnesota Pipeline and in any crude oil storage tanks owned by MPL or Purchaser (including the CG Tanks), at any time and from time to time prevent JPM CCC from complying with all or any part of its obligations under this Agreement. If any event subject to the foregoing clause (i), (ii) or (iii) occurs with respect to any Transaction and as a result thereof JPM CCC is unable to perform all or any part of its obligations with respect to such Transaction (each, an “Affected Transaction”), the performance obligations of JPM CCC with respect to such Affected Transaction shall be automatically reduced pro rata by the quantity or quantities of Oil for such Affected Transaction affected by such event, and where the reduction results from a JPM CCC Force Majeure, JPM CCC shall determine the quantities under this Agreement affected by such event by allocating the reduction to which JPM CCC is subject on a proportionate basis between Purchaser and all other similarly situated nominations or other commitments of JPM CCC for the affected Type of Oil (in each case, the quantities of such reductions being the “Affected Transaction Quantities”), and Purchaser’s payment obligations with respect to such Affected Transaction shall be reduced so as to reflect the non-purchase by Purchaser of such Affected Transaction Quantities.

(h) If a Party (a “Failing Party”) fails to fully perform its obligation to sell and deliver or to take delivery of Oil for any Delivery Day with respect to any Transaction pursuant to Article II, then the sole and exclusive remedy of the Party not in default with respect to such non-performance shall be the recovery of the following from the Failing Party:

(i) If JPM CCC is the Failing Party, except to the extent that such failure to perform is excused in accordance with Section 2.3(g), [*].

(ii) If Purchaser is the Failing Party, without regard to whether non-performance by Purchaser is excused in accordance with Section 2.3(g), [*].

(iii) Notwithstanding anything to the contrary contained herein, in no event shall any Party be deemed to be a “Failing Party,” nor shall any Party’s rights and remedies be limited by this Section 2.3(h), at any time during which an Event of Default has occurred and is continuing with respect to the other Party.

(iv) The non-Failing Party shall prepare in a commercially reasonable manner and deliver to the Failing Party a written statement setting forth calculations of any such amount and the Failing Party shall pay any such amount to the non-Failing Party within [*]Banking Days of its receipt from the non-Failing Party of the foregoing calculations. To the extent payments in connection with any quantity of Oil are settled in accordance with this Section 2.3(h), the affected quantities of Oil (A) shall be excluded from Sections 3.1 and Section 3.2 and (B) shall be excluded from any future Monthly Invoice except to the extent any related amounts remain due and owing pursuant to this Section 2.3(h) when such Monthly Invoice is rendered.

(v) For the avoidance of doubt, if either Party makes or receives a payment hereunder due to its or the other Party’s failure to deliver or take delivery of Oil, neither Party shall have any further obligation under this Agreement to sell and deliver or purchase and take delivery of the Oil to which such payment related.

Section 2.4 Title and Transfer; Risk of Loss. As between the Parties, with respect to any Oil purchased by Purchaser from JPM CCC hereunder pursuant to any Transaction, (a) title to Oil purchased and sold hereunder shall pass from JPM CCC to Purchaser at the Delivery Point, and (b) subject to and without limiting Section 2.7 and/or Section 4.4 of this Agreement or the CG Tanks Lease Agreement, risk of loss of Oil purchased and sold hereunder shall pass from JPM CCC to Purchaser at the Delivery Point.

Section 2.5 Operational Imbalances. JPM CCC and Purchaser recognize that due to the normal operation of one or more of the Transporters’ pipeline systems and/or storage facilities, certain Operational Imbalances may arise from time to time with respect to Oil sold and delivered hereunder, due to, among other things, a Transporter’s batch scheduling processes, variations in rates of the flow of Oil, Oil transit time, inaccuracies in the measurement and allocation of Oil, and other physical reasons. Notwithstanding any other term or provision in this Agreement to the contrary, to the extent any such Operational Imbalance occurs with respect to any Transaction during any Delivery Month and causes either JPM CCC or Purchaser to be unable to satisfy all or any part of its delivery or purchase obligation for such Transaction, such Party shall not be deemed to be in default hereunder with respect to its delivery or purchase obligation for such Transaction and the shortfall or excess quantity of Oil (as the case may be) (the “Imbalance Quantity”) shall be carried forward to the following Delivery Month or Delivery Months, as applicable, and settled in cash or physically settled by delivery or redelivery as soon as possible as agreed by the Parties. JPM CCC and Purchaser shall take all necessary steps to account for and settle any such Imbalance Quantity in a commercially reasonable manner and shall adjust future nominations and deliveries of Oil in accordance with the foregoing provisions. If an imbalance has been settled through the Enbridge Pipeline auto balancing procedure, then the quantity of the imbalance so settled will be flowed through directly by JPM CCC to Purchaser, such that any quantity sold to Enbridge Pipeline shall be deducted from such delivery obligation and any quantity purchased from Enbridge Pipeline will be added to such delivery obligation, and the gains or losses incurred by JPM CCC (calculated (i) with respect to quantities sold to Enbridge Pipeline, as the difference between the Contract Value for the affected quantity, except that the date on which such amount would otherwise be due, and the price discounted, using LIBOR interest rates, to such re-determined date, shall each be determined by JPM CCC in a commercially reasonable manner, and the amount received by JPM CCC for the quantity it was required to sell to Enbridge Pipeline in accordance with such auto balancing, and (ii) with respect to quantities purchased from Enbridge Pipeline, as the price paid to Enbridge Pipeline plus all other costs incurred by JPM CCC in accordance with Section 4.4) shall be for the account of Purchaser and shall be added to the Monthly Invoice in Section 3.2.

Section 2.6 Measurement and Testing of Oil. Each quantity of Oil to be delivered and received hereunder will be gauged or measured both at the custody transfer meter where the Minnesota Pipeline delivers Oil to the CG Tanks and at the Delivery Point by Purchaser, whether as lessor of the CG Tanks or as owner and operator of the Refinery, with daily volumes reported by Purchaser to JPM CCC as soon as practicable on the Day following each Delivery Day. Promptly after the close of each Month, Purchaser shall provide JPM CCC with a report summarizing for such Month all receipts and deliveries of JPM CCC’s Oil into and out of the CG Tanks, the dates of each receipt, the beginning storage inventory and the ending inventory (provided that, at JPM CCC’s request, Purchaser shall provide such reports on a more frequent basis). The book inventory shall be established based on such reports and such book inventory shall be adjusted to match the physical inventory established in accordance with the inspections permitted under Section 4.9 of the CG Tanks Lease Agreement, and all resulting gains or losses (including any losses due to evaporation, line losses and/or shrinkage under the CG Tanks Lease Agreement, calculated based on the Contract Value for the affected quantity, except that the date on which such amount would otherwise be due, and the price discounted, using LIBOR interest rates, to such re-determined date, shall each be determined by JPM CCC in a commercially reasonable manner) shall be for the account of Purchaser and shall be added to the Monthly Invoice in Section 3.2.

Section 2.7 Minimum Quality Specifications. To the extent that Oil sold and delivered by JPM CCC to Purchaser hereunder during any Delivery Day that was acquired by JPM CCC pursuant to a Transaction varies from the Minimum Quality Specifications applicable to such Oil, including to the extent of any damage or loss resulting from a change in the density or other quality of Oil delivered by a Transporter from the density or other quality of Oil tendered to such Transporter by JPM CCC (each, a “Defect”), in accordance with Section 2.11, [*]

Section 2.8 Force Majeure.

(a) A Party shall be excused from the performance of its obligations with respect to any Transaction to the extent its performance of such obligations is prevented, in whole or in part, due to the occurrence of an event of Force Majeure. The Party affected by the event of Force Majeure shall use commercially reasonable efforts to avoid, overcome, or mitigate the event of Force Majeure. In addition, for purposes of this Agreement, (i) to the extent that a declaration of force majeure is made by any third party, [*], any other supplier of Oil to JPM CCC, or any Transporter (each, a “JPM CCC Counterparty”) during the time period covered by any Nomination and Pricing Schedule which affects JPM CCC’s supply and/or the timing of JPM CCC’s receipt of one or more Types of Oil covered by such Nomination and Pricing Schedule (each, a “JPM CCC Counterparty Force Majeure”), the occurrence of such JPM CCC Counterparty Force Majeure shall be deemed to constitute a JPM CCC Force Majeure hereunder to the extent that JPM CCC’s supply and/or timing is thereby affected, and (ii) to the extent that a declaration of force majeure is made by any third party that prevents delivery of Refinery products, no tankage capacity is available on a commercially reasonable basis to Purchaser and Purchaser has used commercially reasonable efforts to deliver Refinery products to other third parties, the occurrence of such third party force majeure shall be deemed to constitute a Purchaser Force Majeure hereunder to the extent that Purchaser’s deliveries of Refinery products are prevented.

(b) In the event that a Party believes that an event of Force Majeure has occurred that will require it to invoke the provisions of this Section 2.8, such Party shall notify the other Party as soon as possible in writing of such event of Force Majeure, the underlying circumstances of the causes of such event of Force Majeure, the expected duration thereof and the Transactions and volumes of Oil affected by such event of Force Majeure.

(c) Notwithstanding any term or provision of this Section 2.8, nothing contained in this Agreement shall (i) excuse or release a Party of its obligations to make payments when due with respect to obligations accruing prior to the occurrence of the Force Majeure and (ii) with respect to a Purchaser Force Majeure, excuse or release the Purchaser of its obligations under Sections 2.3(h), 2.8(g) and 4.4.

(d) When the event of Force Majeure no longer prevents the performance by the claiming Party of its affected obligations hereunder, such claiming Party shall provide notice to the other Party that such event of Force Majeure has ceased and the date on which the claiming Party will be capable of resuming the performance of its obligations hereunder, which date shall be as soon after the cessation of the event of Force Majeure as is commercially reasonable.

(e) If a JPM CCC Force Majeure exists that affects any Transaction, Purchaser shall, notwithstanding anything to the contrary contained herein, but only to the extent of quantities that JPM CCC is prevented from supplying due to the JPM CCC Force Majeure, be entitled to purchase corresponding quantities of Oil from one or more third Persons, with any such purchase of Oil made in accordance with the terms set out in Section 2.2(h)(ii), until JPM CCC has resumed its obligations with respect to such Transaction hereunder. If a Force Majeure exists, JPM CCC shall, in addition to its rights under Sections 2.8(g) and 4.4, and acting in a commercially reasonable manner, be entitled to (i) market and dispose of the affected Oil to be purchased by Purchaser hereunder to one or more other Persons until resumption of the obligations affected by such Force Majeure hereunder and (ii) all gains, losses, costs, expenses and/or damages resulting from the foregoing activities shall be for the account of Purchaser (each a “Section 2.8(e) Amount”).

(f) Notwithstanding anything to the contrary contained in this Agreement, from the date of the occurrence of an event of Force Majeure until the affected Party has resumed its performance obligations on the date set forth in the resumption notice described in Section 2.8(d), (i) JPM CCC will not be obligated to purchase alternate replacement Oil to supply to Purchaser, and (ii) Purchaser will not be obligated to purchase alternate replacement Oil from JPM CCC; provided, however, that the Parties shall discuss and consider alternatives to the Transactions that are affected by such Force Majeure, and if Purchaser desires that JPM CCC enter into Transactions to replace those Transactions affected by the event of Force Majeure, and Purchaser is able to identify opportunities to purchase such replacement Oil, Purchaser shall provide JPM CCC with a new Purchaser Buy Request or Purchase Order, as applicable, and JPM CCC will follow the procedures of Section 2.2 to acquire Oil for sale and delivery to Purchaser in accordance with such Purchaser Buy Request or Purchase Order, provided that Purchaser shall be responsible for all costs incurred by JPM CCC in connection with the Transactions affected by the event of Force Majeure and with any new Transactions entered in accordance with such Purchaser Buy Request or Purchase Order.

(g) Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall be liable to JPM CCC for all costs, expenses, damages and losses (not paid by insurance) incurred by JPM CCC due to (i) a failure by Purchaser to take delivery from JPM CCC during a Purchaser Force Majeure of any Oil acquired by JPM CCC for delivery to Purchaser under this Agreement (including, without duplication, any amounts payable pursuant to Sections 2.3(h) and 4.4) and (ii) a failure of JPM CCC to deliver Oil to Purchaser under this Agreement during a JPM CCC Force Majeure; provided, to the extent that Oil to which JPM CCC has title and risk of loss as provided in Section 2.4 is not insured by JPM CCC on the same terms as JPM CCC maintains insurance on its crude oil inventory generally, then any insurable loss shall be for the account of JPM CCC and not for the account of or payable by Purchaser.

(h) If either a JPM CCC Force Majeure event or a Purchaser Force Majeure event occurs and continues for a consecutive period of longer than [*] Days and such event prevents the sale and delivery by JPM CCC or the purchase and taking by Purchaser of a material quantity ([*]) of the Oil subject to this Agreement, then either Party may designate a termination date (the “Force Majeure Termination Date”) upon not less than [*]and not more than [*]Business Days’ notice to the other Party, provided that the subject Force Majeure event is continuing when the notice of termination is provided.

(i) Upon such Force Majeure Termination Date, the Parties’ obligations hereunder shall terminate, except for (i) the obligation to pay any Unpaid Amounts and (ii) the provisions of Sections 2.9(a)(ii) and (b), which shall apply as if the Force Majeure Termination Date were the Final Termination Date.

(ii) Notwithstanding anything herein to the contrary, upon such Force Majeure Termination Date, Purchaser shall purchase all (and not less than all) of the Oil that, on the Force Majeure Termination Date, was the subject of any Specified Oil Transaction in respect of Oil that, on such date, is in the CG Tanks and/or in transit to the CG Tanks, in each case, at the Contract Value for such Oil. The Contract Value due in respect of each Specified Transaction shall be discounted to present value as of the date of purchase of the related Oil pursuant to this Section 2.8(h)(ii) to take account of the period between such purchase date and the date on which such amount otherwise would have been due pursuant to the relevant Specified Transaction, which date on which such amount otherwise would have been due under the relevant Specified Transaction shall be determined by JPM CCC in a commercially reasonable manner, with such discounting to be performed by JPM CCC in a commercially reasonable manner and using LIBOR interest rates. Any amount payable by Purchaser to JPM CCC under this Section 2.8(h)(ii) shall be paid by Purchaser to JPM CCC on the Banking Day immediately preceding the Force Majeure Termination Date. For the avoidance of doubt, in calculating the amount payable by Purchaser to JPM CCC under this Section 2.8(h)(ii), Purchaser shall be permitted to take account of any unused Purchaser Credit Rights.

(i) If, due to a JPM CCC Force Majeure, JPM CCC’s obligations with respect to any Affected Transaction are reduced pro rata in accordance with Section 2.3(g), upon reasonable notice to JPM CCC, Purchaser (or a third party representative of Purchaser) shall have the right, at Purchaser’s sole expense and during normal working hours, to examine only the records of JPM CCC that directly relate to such Affected Transactions and the related Affected Transaction Quantities solely for the purpose of determining that JPM CCC reduced its obligations to Purchaser pro rata with JPM CCC’s obligation to other purchasers for whom JPM CCC’s obligations were affected by the same event of force majeure.

Section 2.9 Purchase of Inventory at Expiration of Term.

(a) At the expiration of the Primary Term:

(i) the term of this Agreement and of the CG Tanks Lease Agreement shall be extended to the date (the “Final Termination Date”) that is necessary to allow for the sale and delivery to Purchaser (in accordance with the delivery and purchase procedures set forth in this Article II) or another Person mutually acceptable to Purchaser and JPM CCC of all Oil in transit and in storage (other than the Tank Bottoms in the CG Tanks) acquired by JPM CCC pursuant to a Nomination and Pricing Schedule, provided that the Final Termination Date shall occur no later than [*]Days following the expiration of the Primary Term and that if all Oil (other than the Tank Bottoms in the CG Tanks) has not been sold by JPM CCC to Purchaser or another Person mutually acceptable to Purchaser and JPM CCC, then on such Day that is [*]Days after the expiration of the Primary Term, Purchaser shall purchase any Oil owned by JPM CCC remaining in the CG Tanks (other than the Tank Bottoms) and payment for such Oil shall be made on the Day prior to the Day that is [*]Days after expiration of the Primary Term;

(ii) from the expiration of the Primary Term until the Final Termination Date, to the extent that any JPM CCC Oil remains in the CG Tanks (other than Tank Bottoms in the CG Tanks), to the maximum operational extent, Purchaser shall pay for and take JPM CCC Oil prior to taking delivery of other Oil; and

(iii) on the Final Termination Date, Purchaser or another Person mutually acceptable to Purchaser and JPM CCC shall purchase, at a commercially reasonable price, the Tank Bottoms in the CG Tanks, with payment to be made on the Day prior to such purchase, provided that if JPM CCC Oil is segregated into certain of the CG Tanks following the expiration of the Primary Term but prior to the Final Termination Date, Purchaser or another Person mutually acceptable to Purchaser and JPM CCC shall purchase, at a commercially reasonable price, the Tank Bottoms in these CG Tanks from which JPM CCC Oil has been vacated, with payment to be made on the Day prior to any Oil owned by an entity other than JPM CCC being injected into such tanks. The method for measuring the Oil in the Tank Bottoms will be consistent with prudent industry practice in use at the time.

(b) The termination of this Agreement for any reason shall not relieve any Party hereto of any obligation or liability incurred prior to such termination hereof. The provisions of Sections 2.4, 4.4, 4.6, 8.1, 8.2, 8.9, and 8.10 of this Agreement shall remain in full force and effect notwithstanding the termination of this Agreement.

Section 2.10 WAIVER OF WARRANTIES. PURCHASER ACKNOWLEDGES THAT (A) IT HAS ENTERED INTO THIS AGREEMENT AND IS CONTRACTING FOR THE OIL TO BE SUPPLIED BY JPM CCC TO IT BASED SOLELY UPON THE EXPRESS COVENANTS, REPRESENTATIONS AND WARRANTIES HEREIN SET FORTH, (B) SUBJECT TO SUCH COVENANTS, REPRESENTATIONS AND WARRANTIES, IT ACCEPTS AND TAKES DELIVERY OF SUCH OIL “AS IS, WHERE IS” AND “WITH ALL FAULTS”, AND (C) EXCEPT AS SET FORTH IN SUCH COVENANTS, REPRESENTATIONS AND WARRANTIES, THERE IS NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ALL IMPLIED WARRANTIES ARE DISCLAIMED. NOTWITHSTANDING THE FOREGOING AND SUBJECT TO SECTION 2.11, JPM CCC SHALL PROMPTLY ASSIGN TO PURCHASER ANY WARRANTIES IT RECEIVES FROM THIRD PARTIES WITH RESPECT TO OIL TO BE SUPPLIED BY JPM CCC TO PURCHASER, BUT ONLY TO THE EXTENT SUCH WARRANTIES ARE ASSIGNABLE UNDER APPLICABLE CONTRACTS WITH THIRD PARTY SUPPLIERS.

Section 2.11 Claims. The Parties shall consult with each other and coordinate how to handle and resolve any claims made by a supplier or Transporter against JPM CCC or any claims that JPM CCC may bring against any such Person (provided that any such claim shall be resolved at Purchaser’s sole cost and expense). [*]

Section 2.12 Apportionment.

(a) Subject to Section 2.3(g), should a Transporter at any time during the Term of this Agreement be required to apportion its facilities for acceptance and for delivery of Oil as between parties tendering Oil for transportation (whether by any governmental regulations or orders, by request for service in excess of available capacity, by shortage or breakdown of available facilities, equipment or plant or otherwise) and such apportionment prevents JPM CCC from performing, in whole or in part, its delivery obligations hereunder, the quantity of the Oil required to be delivered by JPM CCC and received by Purchaser under the terms of this Agreement shall be proportionately reduced, and any such apportionment shall be deemed to be acceptable to Purchaser.

(b) During the continuance of any such apportionment, (i) JPM CCC will not be obligated to purchase alternate replacement Oil to supply to Purchaser, and (ii) Purchaser will not be obligated to purchase alternate replacement Oil from JPM CCC; provided, however, that the Parties shall discuss and consider alternatives to the Transactions that are affected by such apportionment, and if Purchaser desires that JPM CCC enter into Transactions to replace those Transactions affected by such apportionment, and Purchaser is able to identify opportunities to purchase such replacement Oil, Purchaser shall provide JPM CCC with a new Purchaser Buy Request or Purchase Order, as applicable, and JPM CCC will follow the procedures of Section 2.2 to acquire Oil for sale and delivery to Purchaser in accordance with such Purchaser Buy

Request or Purchase Order, provided that Purchaser shall be responsible for all costs incurred by JPM CCC in connection with the Transactions affected by such apportionment and with and any new Transactions entered in accordance with such Purchaser Buy Request or Purchase Order.

ARTICLE III

PAYMENT TERMS AND MECHANICS

Section 3.1 Estimated Payments; Purchaser Supply Transactions.

(a) By no later than [*], (i) JPM CCC shall send Purchaser an invoice (the “Estimated Daily Payment Invoice”) setting forth the Estimated Daily Payment for Oil that is to be sold and delivered by JPM CCC to Purchaser pursuant to this Agreement [*]and (ii) Purchaser shall pay to JPM CCC at or before [*] to JPM CCC’s Account, an amount equal to the Estimated Daily Payment set forth in such Estimated Daily Payment Invoice. Notwithstanding the foregoing, whenever [*] is not a Business Day, then the Estimated Daily Payment Invoice for Oil that is to be sold and delivered by JPM CCC to Purchaser pursuant to this Agreement [*] shall be sent by no later than [*] on, and the amount equal to the Estimated Daily Payment set forth in such Estimated Daily Payment Invoice shall be paid by Purchaser to JPM CCC at or [*] on, the day designated for such payment as per the provisions set forth in Schedule VI under the caption “Provisional Pricing Day and Provisional Payment Day Basic Rules”.

(b) If Purchaser sells and delivers Oil to JPM CCC pursuant to any Purchaser Supply Transactions entered into pursuant to Section 2.2(h), then on the first Delivery Day on which (i) JPM CCC is able to confirm that Oil purchased by JPMCCC from Purchaser pursuant to such Purchaser Supply Transactions has been delivered to JPM CCC (whether through documentation of a Shipper’s Balance, official confirmation from the applicable Transporter, or other evidence, in each case that is in a form satisfactory to JPM CCC), (ii) JPM CCC has no reason to believe that any of the representations and warranties set forth in Section 6.1(b) with respect to such Oil (all of which are required to be made by Purchaser with respect to such Oil) is untrue and (iii) Purchaser has delivered to the administrative agent under the ABL Credit Agreement a certificate of the type referred to in Section 9.02(c)(ii) of the ABL Credit Agreement with respect to such Oil if requested by such agent (the “Confirmed Delivery Date”), JPM CCC shall notify Purchaser that it has received such Oil. Upon provision or delivery of such notice, an irrevocable and unconditional right to reduce the Estimated Daily Payments due from Purchaser to JPM CCC (a “Purchaser Credit Right”) shall be deemed to exist. The value of each Purchaser Credit Right in respect of a Purchaser Supply Transaction shall be equal to [*]. Any such Purchaser Credit Right shall reduce the Estimated Daily Payment due on such Confirmed Delivery Date (and, if necessary, the Estimated Daily Payment(s) due on any immediately succeeding Business Day(s)), by an amount equal to the value of such Oil specified in the Purchaser Supply Transaction Confirmation for such Purchaser Supply Transaction. Purchaser acknowledges and agrees that the Purchaser Credit Right arising, upon issuance of notice in accordance with this Section 3.1(b) (or, upon satisfaction of clauses (i), (ii) and (iii) of this Section 3.1(b) such that a notice should have issued under this Section 3.1(b) but was not issued), from any Purchaser Supply Transaction will be the sole and exclusive consideration from JPM CCC for such Purchaser Supply Transaction, that the amount and application of such Purchaser Credit Right provided herein is and shall be fair and adequate consideration for (and is and shall be full and final payment for) the Oil sold by Purchaser to JPM CCC pursuant to such Purchaser Supply Transaction, and that such Purchaser Credit Rights shall be subject to adjustment as per Section 3.2.

Section 3.2 Actual Invoice and Payment.

(a) Not later than [*] on the day (the “Weekly Sales Invoice Day”) that is the [*] of each week during the Term (provided that if [*] is not a Business Day, then on the first Business Day thereafter), JPM CCC will provide to Purchaser a weekly invoice (each, a “Weekly Sales Invoice”) confirming, for each Type of Oil, the Daily Price and the Daily Delivered Volume for each Delivery Day of the week (the “Delivery Week”) beginning on [*], and ending on [*]. Each Weekly Sales Invoice shall credit Purchaser for the sum of all amounts paid by Purchaser under Section 3.1(a) for each such Delivery Day of such Delivery Week, and the value received by JPM CCC pursuant to Section 3.1(b) during each such Delivery Day of such Delivery Week. In addition, if on any Business Day (the “Intra-week Invoice Day”) prior to the Weekly Sales Invoice Day the amount owed (calculated in accordance with the foregoing sentences of this subsection (a) in respect of all such included Delivery Days preceding such Intra-week Invoice Day) by JPM CCC to Purchaser or by Purchaser to JPM CCC is equal to or exceeds [*], then JPM CCC will provide to Purchaser, not later than [*] on such Intra-week Invoice Day an invoice (each, an “Intra-week Invoice”) confirming, for each Type of Oil, the Daily Price and the Daily Delivered Volume for each such Delivery Day of such Delivery Week, for such Type of Oil. In each case in which one or more Intra-week Invoices are issued in respect of a Delivery Week, the Weekly Sales Invoice in respect of such Delivery Week shall also be issued but shall be adjusted to take into account the net amounts paid to JPM CCC or paid by JPM CCC pursuant to such Intra-week Invoices.

(b) Following each Delivery Week of the Term JPM CCC shall, using calendar month average prices as of closing on the Friday of such Delivery Week (or if such Friday is not a Business Day, then as of closing on the Thursday of such Delivery Week), recalculate the aggregate value of all Purchaser Credit Rights that were credited to Purchaser which have not already been included in a Monthly Invoice. If such recalculation shows a deviation, positive or negative, from the aggregate value of all such Purchaser Credit Rights previously credited to Purchaser, in an amount that is equal to or exceeds [*], then JPM CCC will provide to Purchaser, not later than [*] on the day (the “Weekly PCR Invoice Day”) that is the first [*] following such last day of such Delivery Week (provided that if [*] is not a Business Day, then on the first Business Day thereafter), an invoice (each, a “Weekly PCR Invoice”) setting forth the amount owed to JPM CCC, or the amount of additional Purchaser Credit Rights owed to Purchaser, as necessary to adjust to such recalculation. It is understood and agreed that there will be additional monthly adjustments to Purchaser Credit Rights issued during each Month, calculated using the actual, final calendar month average price, which will be captured in the Monthly Invoice for such Month as per Section 3.2(e) below.

(c) Purchaser shall pay to JPM CCC, [*] on each Intra-week Invoice Day, each Weekly Sales Invoice Day and each Weekly PCR Invoice Day, to JPM CCC’s Account, an amount equal to the positive sum due as set forth in such Intra-week Invoice, Weekly Sales Invoice or Weekly PCR Invoice, as applicable.

(d) [*] following the receipt by JPM CCC of the monthly CG Shipper’s Balance for each given Month of the Term (and for the Month following the Month in which this Agreement terminates pursuant to the terms hereof), JPM CCC will provide to Purchaser a monthly invoice (each, a “Monthly Invoice”) confirming, for each Type of Oil, the Daily Price and the Daily Delivered Volume for each Delivery Day of such Month for such Type of Oil, the product of which, when aggregated for all Delivery Days in such Month and for all Types of Oil, and adjusted for the amounts set forth in clause (f) below, equals the “Net Payment” amount for such Month.

(e) Prior to issuance of the Monthly Invoice in respect of a given Month of the Term, using Shipper’s Balances and calendar month average prices as of last Business Day of such Month, JPM CCC shall recalculate the aggregate value of all Purchaser Credit Rights that were credited to Purchaser during such Month. In the event the amount so recalculated for such Month is greater or less than that the amount of Purchaser Credit Rights already issued to Purchaser in respect of such Month, JPM CCC include in the Monthly Invoice the amount owed to JPM CCC, or the amount of additional Purchaser Credit Rights owed to Purchaser, as applicable.

(f) Each Monthly Invoice shall, without duplication: [*],

(g) Not later than [*] Banking Days after receipt by Purchaser of the Monthly Invoice, Purchaser shall pay to JPM CCC, by wire transfer to an account specified by JPM CCC in the Monthly Invoice, the Net Payment. If Purchaser fails to make timely payment for all or any portion of such sum or the Net Payment, interest shall accrue on the unpaid balance at LIBOR plus [*] from the date such payment was due until the date on which such payment is made in full.

(h) In the event that the amount of the payment pursuant to an Intra-Week Invoice, Weekly Sales Invoice or Weekly PCR Invoice, or the Net Payment for any Month, as applicable, is a negative number, such amount shall be credited against the immediately succeeding Estimated Daily Payments until such amount is fully utilized. [*]

(i) Unless otherwise stated herein, all amounts expressed herein in terms of money refer to the US Dollar and all payments to be made and prices mentioned hereunder shall be made in US Dollars in immediately available funds.

Section 3.3 Inability to Determine Reference Price or Index. If either (a) NYMEX fails to publish or calculate the futures prices for WTI, (b) there is a material suspension of trading in futures contracts for WTI, (c) there is an imposition of trading limits on NYMEX such that there are limits on the range within which the price for WTI may fluctuate in the prompt Month and the closing or settlement price of WTI on such Day is at the upper or lower level of that range, (d) WTI or its futures contracts cease to be traded on the NYMEX, (e) there is a material change in the content, composition or constitution of the formula for calculation of prices for WTI or its futures contracts, or (f) if any other industry reference index applicable to any Transaction or Purchaser Supply Transaction hereunder ceases to be published or is not published for any applicable period with respect to such Transaction or Purchaser Supply Transaction, in each case, for any Month during the Term of this Agreement, JPM CCC and

Purchaser shall immediately meet and negotiate in good faith to agree upon an alternative price (or a method for determining an alternative price) and/or alternative index (as applicable). If JPM CCC and Purchaser have not agreed on or before the [*]Business Day following the first pricing date on which any such event in clauses (a) though (f) occurred or existed, then such price (or the method for determining such price) shall be determined by a mutually acceptable leading dealer in the relevant market. If the Parties are unable to agree on such a leading dealer, the Parties shall each appoint a leading dealer, which is not an Affiliate of either Party, in the relevant market who shall together appoint a leading dealer to resolve the question.

ARTICLE IV

FEES, INDEMNITIES, COSTS, ETC.

Section 4.1 Supply Fee and Working Capital Fee.

(a) Purchaser shall pay to JPM CCC a Supply Fee of [*]per Barrel on each Barrel of Oil, which Supply Fee shall be included in the Daily Price paid by Purchaser to JPM CCC in accordance with Article III.

(b) Purchaser shall pay to JPM CCC a working capital fee (the “Working Capital Fee”), for each Day during the Term of this Agreement, in an amount equal to [*].

(c) JPM CCC shall invoice Purchaser for, and Purchaser shall pay to JPM CCC, the Working Capital Fee monthly in accordance with Section 3.2.

Section 4.2 Early Termination Fee. Without limiting any other term or provision in Section 7.2:

(a) If this Agreement terminates at any time and for any reason in accordance with the terms of this Agreement prior to the expiration of the Primary Term (other than because of an Event of Default with respect to JPM CCC), then Purchaser shall pay to JPM CCC a fee in an amount equal to [*], to compensate JPM CCC for lost profits suffered or incurred from, as a result of or in connection with such early termination (the “Early Termination Fee”). The Early Termination Fee shall be paid in full on the date which is [*] Banking Days following the receipt by Purchaser of a statement setting forth the amount of such Early Termination Fee on or following the related Early Termination Date.

(b) THE PARTIES ACKNOWLEDGE AND AGREE THAT ANY PAYMENT OF THE EARLY TERMINATION FEE PROVIDED FOR IN THIS SECTION 4.2 SHALL BE A PAYMENT OF LIQUIDATED DAMAGES WHICH IS BASED ON THE PARTIES’ ESTIMATE OF THE LOST PROFITS JPM CCC WILL SUFFER OR INCUR FROM, AS A RESULT OF OR IN CONNECTION WITH THE EARLY TERMINATION OF THIS AGREEMENT, THAT SUCH LIQUIDATED DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THAT THE EARLY TERMINATION FEE IS INTENDED TO BE A REASONABLE APPROXIMATION OF THE AMOUNT OF SUCH DAMAGES AND NOT A PENALTY. PURCHASER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO RAISE AS A DEFENSE THAT ANY SUCH LIQUIDATED DAMAGES ARE UNREASONABLE, EXCESSIVE OR PUNITIVE OR THAT SUCH DAMAGES ARE BARRED OR OTHERWISE LIMITED BY ANY OTHER PROVISION OF THIS AGREEMENT.

Section 4.3 [*].

Section 4.4 [*]

Section 4.5 Audit Rights.

Upon reasonable notice to JPM CCC, Purchaser (or a third party representative of Purchaser) shall have the right, at Purchaser’s sole expense and during normal working hours, to examine only the records of JPM CCC that directly relate to any Section 2.2(f)(ii) Amount, Section 2.8(e) Amount, Working Capital Amount, SPP Payment Amount, Third Party Costs, Net Profits and/or Net Losses [*]for which Purchaser is invoiced pursuant to Section 4.1, [*] as applicable. Should such examination reveal any inaccuracy in amounts due and owing in connection therewith within [*] immediately preceding the first Day on which such examination is conducted (any such amount, an “Outstanding Amount”), Purchaser shall notify JPM CCC of the net amount owed by one Party to the other Party (in connection with such determination, interest shall accrue at LIBOR plus [*] on such Day for an interest period of [*] duration on any Outstanding Amount from and including the Day on which such Outstanding Amount became due and owing until and including the applicable calculation date), along with reasonably detailed documentation supporting such conclusion, and the owing Party shall promptly pay to the other Party such net amount plus interest thereon at LIBOR plus [*] on such Day for an interest period of [*] duration from and including the date such notice was delivered until and including the payment date. The rights and obligations under this Section 4.5 shall survive until the date that is [*] Months after the termination of this Agreement.

Section 4.6 Indemnities.

(a) JPM CCC’s Duty to Indemnify. To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in this Agreement, JPM CCC shall defend, indemnify and hold harmless Purchaser, its Affiliates, and their respective directors, officers, employees, representatives, agents and contractors (other than JPM CCC and its Affiliates) from and against any Liabilities directly or indirectly arising out of (i) any breach by JPM CCC of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of JPM CCC made herein or in connection herewith proving to be false or misleading, (ii) any failure by JPM CCC to comply with or observe any Applicable Law, (iii) JPM CCC’s gross negligence or willful misconduct, or (iv) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, any of which is caused by JPM CCC or its employees, representatives, agents or contractors (other than Purchaser or its Affiliates) in the exercise of any of the rights granted hereunder except to the extent that such injury, disease, death, or damage to or loss of property was caused by the gross negligence or willful misconduct on the part of Purchaser, its Affiliates or any of their respective employees, representatives, agents or contractors.

(b) Purchaser’s Duty to Indemnify. To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in this Agreement, Purchaser shall defend, indemnify and hold harmless JPM CCC, its Affiliates, and their respective directors, officers, employees, representatives, agents and contractors (other than Purchaser or its Affiliates) from and against any Liabilities directly or indirectly arising out of (i) any breach by Purchaser of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of Purchaser made herein or in connection herewith proving to be false or misleading, (ii) any failure by Purchaser to comply with or observe any Applicable Law, (iii) Purchaser’s gross negligence or willful misconduct, or (iv) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, any of which is caused by Purchaser or its employees, representatives, agents or contractors (other than JPM CCC or its Affiliates) in the exercise of any of the rights granted hereunder, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the gross negligence or willful misconduct on the part of JPM CCC, its Affiliates or any of their respective employees, representatives, agents or contractors.

(c) Notice of Indemnity Claim. The Party to be indemnified (the “Indemnified Party” shall notify the other Party (the “Indemnifying Party”) as soon as practicable after receiving notice of any claim, demand, suit or proceeding brought against the Indemnified Party which may give rise to the Indemnifying Party’s obligations under this Agreement (such claim, demand suit or proceeding a “Third Party Claim”), and shall furnish to the Indemnifying Party the complete details of such Third Party Claim within its knowledge. Any delay or failure by the Indemnified Party to give notice to the Indemnifying Party shall not relieve the Indemnifying Party of its obligations except to the extent, if any, that the Indemnifying Party shall have been materially prejudiced by reason of such delay or failure.

(d) Defense of Indemnity Claim. The Indemnifying Party shall have the right to assume the defense, at its own expense and by its own counsel, of any Third Party Claim; provided, however, that such counsel is reasonably acceptable to the Indemnified Party. [*].

(e) Settlement of Indemnity Claim. No Third Party Claim may be settled or compromised (i) by the Indemnified Party without the consent of the Indemnifying Party or (ii) by the Indemnifying Party without the consent of the Indemnified Party. Notwithstanding the foregoing, an Indemnifying Party shall not be entitled to assume responsibility for and control of any judicial or administrative proceedings if such proceedings involves an Event of Default by the Indemnifying Party which shall have occurred and be continuing.

(f) Insurance. The mere purchase and existence of insurance does not reduce or release either Party from any liability incurred or assumed under this Agreement.

Section 4.7 Limitation on Liability for Costs. Notwithstanding anything herein to the contrary, in no event shall Purchaser be liable to JPM CCC for any costs, expenses, losses, and damages which arise from JPM CCC’s gross negligence or willful misconduct.

ARTICLE V

TERM

Section 5.1 Term of Agreement. This Agreement shall become effective on the Effective Date and, subject to the extension rights provided for in Section 2.9(a)(i), shall remain in full force and effect until the [*] anniversary of the Original Effective Date (the “Primary Term”) unless terminated earlier upon mutual agreement of the Parties or pursuant to Section 2.8(h) or Article VII. It is understood and agreed that the Original Agreement shall govern the rights and obligations of the parties during and with respect any matters arising during the period commencing on the Original Effective Date and ending on the Effective Date.

ARTICLE VI

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 6.1 Representations With Respect to Oil.

(a) JPM CCC represents and warrants to Purchaser as of each Delivery Day that:

(i) It has good and marketable title to, or in the alternative, that it has the right to sell and deliver, all Oil delivered hereunder at the Delivery Point, and

(ii) All Oil delivered by JPM CCC at the Delivery Point is free and clear of all adverse claims, interests and encumbrances of every nature and kind whatsoever (except for claims or encumbrances created by, through or under Purchaser).

(b) Purchaser represents and warrants to JPM CCC as of each Day on which any Oil is delivered to JPM CCC pursuant to any Purchaser Supply Transaction:

(i) It has good and marketable title to, or in the alternative, that it has the right to sell and deliver, all Oil delivered hereunder at the delivery point applicable to such Purchaser Supply Transaction, and

(ii) All Oil delivered by Purchaser at the delivery point applicable to such Purchaser Supply Transaction is free and clear of all adverse claims, interests and encumbrances of every nature and kind whatsoever (except for claims or encumbrances created by, through or under JPM CCC).

Section 6.2 Mutual Representations. Each of Purchaser and JPM CCC represents and warrants to the other as of the Effective Date and each Delivery Day that:

(a) It has full right, power and authority to enter into this Agreement and to perform its obligations hereunder.

(b) The execution and delivery of this Agreement and the performance of its obligations hereunder is not and will not be in violation or breach of, or in conflict with (i) any term or provision of its organizing or other governing documents, (ii) any agreement, instrument, permit or authority to which it is a party or by which it is bound, and (iii) any laws, rules, orders, regulations or other legal obligations or any judicial order, award, judgment or decree applicable to it or any of its assets.

(c) This Agreement has been validly executed and delivered by it and this Agreement constitutes its valid and binding obligations enforceable against it in accordance with the provisions hereof.

(d) There are no facts that have not been disclosed by it to the other Party that could adversely affect or, so far as it can reasonably foresee, will adversely affect its obligations under this Agreement.

(e) It has no knowledge of the occurrence of any litigation, proceeding or dispute affecting (or which could adversely affect) its ability to perform its obligations under this Agreement.

(f) All necessary approvals, if any required under Applicable Laws from governmental and regulatory authorities (including the National Energy Board of Canada) to permit JPM CCC to deliver, and Purchaser to take delivery of, Oil under this Agreement have been (or at the appropriate time, will be) obtained.

(g) Upon the execution, delivery and performance of this Agreement it is not and will not be insolvent (as such term is used in applicable bankruptcy, liquidation, receivership, or insolvency or similar laws). Its capital is adequate for the business in which it is engaged. It has not incurred (whether hereby or otherwise), nor does it intend to incur or believe that it will incur, debts which will be beyond its ability to pay as such debts mature.

(h) It is an “Eligible Contract Participant” as defined in Section 1(a)(18) of the Commodity Exchange Act, as amended from time to time.

(i) It is a “forward contract merchant” in respect of this Agreement and this Agreement and each sale of Oil hereunder is a forward contract for purposes of the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.

(j) It is acting for its own account, and it has made its own independent decisions to enter into this Agreement and any Specified Transaction and as to whether this Agreement and any Specified Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary; it is not relying on any communication (written or oral) of the other Party as investment advice or as a recommendation to enter into this Agreement or any Specified Transaction, it being understood that information and explanations related to the terms and conditions of this Agreement and any Specified Transaction shall not be considered investment advice or a recommendation to enter into this Agreement or any Specified Transaction; no communication (written or oral) received from the other Party shall be deemed to be an assurance or guarantee as to the expected results of this Agreement or any Specified Transaction; it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts the terms, conditions and risks of this Agreement and any Specified Transaction; it is also capable of assuming, and assumes, the risks of this Agreement and any Specified Transaction; and the other Party is not acting as a fiduciary for or an advisor to it in respect of this Agreement or any Specified Transaction.

(k) It is a “Qualified Party” within the meaning of paragraph 1(e) of the Alberta Securities Commission Blanket Order BOR#91 503, paragraph 1.1 of the British Columbia Securities Commission Blanket Order BOR#91 501 (BC) and Saskatchewan Financial Services Commission General Order 91-907, as such orders may be amended, restated, replaced or reenacted from time to time, and it is similarly qualified pursuant to any equivalent or analogous law, order or enactment of any other jurisdiction that may have application to such Specified Transaction.

Section 6.3 Purchaser’s Covenants.

(a) [*].

(b) Purchaser shall support JPM CCC’s application to become a shipper on the Minnesota Pipeline under the MPL Local Commodity Tariff’s Rule and Regulations in order to give JPM CCC access to the MPL Tanks, as well as shipper status on the Minnesota Pipeline. Purchaser shall request of MPL that JPM CCC have the right to utilize Marathon’s historical pipeline shipping capacity on the Minnesota Pipeline and Purchaser shall provide commercially reasonable cooperation and assistance in connection with JPM CCC’s efforts to obtain such right. Purchaser shall use commercially reasonable efforts to provide JPM CCC with each pipeline system operator’s written acknowledgement of any transfer of allocated capacity or shipper history and its agreement that JPM CCC would have control over, and hold title to, the Oil to be shipped to Purchaser.

(c) Purchaser shall ensure that at all times during the Term of this Agreement that the Letter of Credit has been issued and provided to JPM CCC and that such Letter of Credit is not subject to any Letter of Credit Default.

(d) Not less than [*] Business Days prior to any change in the effective ownership and control of the Refinery by a Person other than Purchaser that does not constitute a Change of Control, Purchaser shall deliver or cause to be delivered to JPM CCC all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, with respect to such Person that owns and controls the Refinery and JPM CCC shall be reasonably satisfied by the substance of such documentation and other information.

(e) Purchaser shall not agree to amend, modify or supplement Section 6.05(l) or Section 9.02(c)(ii) of the ABL Credit Agreement or any provision of any ABL Collateral Document or any other document relating to the ABL Facility that provides that the liens of the administrative agent and/or the collateral agent, the lenders and the other secured parties thereunder on any Oil that is sold by Purchaser to JPM CCC pursuant to any Purchaser Supply Transaction or any [*] or under any other Transaction Document shall be automatically released upon any such sale and that any such sale may otherwise occur, if such amendment, modification or supplement would be materially adverse to the interests of JPM CCC.

(f) Purchaser will furnish to JPM CCC, concurrently with delivery thereof to the “Agent” under the ABL Credit Agreement, copies of whatever is delivered to such Agent pursuant to Sections 5.01(a), (b), (c), (f) and (n) of the ABL Credit Agreement. For the avoidance of doubt, the obligations of Purchaser under this Section 6.3(f) may be satisfied with respect to financial information of Purchaser by furnishing the applicable financial statements of Holdings.

(g) Purchaser will furnish to JPM CCC, promptly following JPM CCC’s request therefor, all documentation and other information that JPM CCC reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(h) Purchasers will (a) at all times maintain and preserve all material property necessary to the operation of the Refinery in good repair, working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted and (b) make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto as necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement.

(i) Purchaser will, and will cause each or its subsidiaries to, keep proper books of record and account in accordance with generally accepted accounting principles applicable to Purchaser in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.

(j) Purchaser will not sell, transfer, lease or otherwise dispose of the Refinery as a whole or all or substantially all of the equipment used in connection therewith.

Documents required to be delivered pursuant to clauses (f) or (g) of this Section 6.3 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which Purchaser posts such documents, or provides a link thereto on Purchaser’s or Holdings’ website on the Internet at the website address provided to JPM CCC from time to time in writing.

Section 6.4 Mutual Covenants.

(a) Each Party shall immediately notify the other Party of any notice received from Transporter or any other third party that indicates an imbalance in deliveries exists or is occurring which may give rise to a penalty, curtailment or apportionment. Each Party shall promptly cooperate with the other to adjust the delivery of Oil as necessary to bring deliveries and receipts into balance, so that transportation-related penalties, curtailments or apportionments are avoided or minimized as much as possible.

(b) Subject to [*], Purchaser shall be liable for (i) all Taxes imposed on Oil as a result of the transportation, storage, importation or transfer of title of such Oil from JPM CCC to Purchaser at the Delivery Point and (ii) all Taxes imposed after delivery of such Oil to Purchaser at the Delivery Point.

(c) Each Party shall comply in all material respects with all Applicable Laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement.

(d) Each party shall use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement and will use all reasonable efforts to obtain any that may become necessary in the future.

(e) At the end of the term of this Agreement and any extension pursuant to Section 2.9, each of the parties shall cooperate to promptly issue a joint letter to the MPL requesting that JPM CCC’s shipper history on the MPL be transferred to Purchaser.

Section 6.5 Refinery Turnaround, Maintenance and Closure.

(a) Scheduled Maintenance. Purchaser shall provide to JPM CCC on the Effective Date and on an annual basis thereafter, at least [*] Days prior to the beginning of each calendar year during the term of this Agreement, its estimated timing of Scheduled Maintenance during the upcoming year, and shall update such schedule as soon as practical following any change to the maintenance schedule and shall use commercially reasonable efforts to provide JPM CCC not less than [*] Days’ prior written notice of any form of anticipated maintenance at the Refinery or any other modification to the Refinery that could cause a material change in JPM CCC’s delivery obligations hereunder. Purchaser shall use commercially reasonable efforts to provide JPM CCC a further written notice not less than [*] Days prior to any form of planned maintenance at the Refinery or any other modification to the Refinery that could cause a material change in JPM CCC’s delivery obligations hereunder. The Parties shall cooperate with each other in establishing maintenance and turnaround schedules that do not unnecessarily interfere with the receipt of Oil that JPM CCC has committed to purchase.

(b) Unscheduled Maintenance. Purchaser shall immediately notify JPM CCC orally (followed by prompt written notice) of any previously unscheduled downtime and the expected duration of such unscheduled downtime.

Section 6.6 Insurance. Purchaser shall procure and maintain in full force and effect throughout the Term of this Agreement insurance coverages of the following types and amounts and with insurance companies rated not less than A- by A.M. Best, or otherwise as subsequently agreed between Purchaser and JPM CCC:

(a) With respect to all Oil for which Purchaser bears the risk of loss pursuant to Section 2.4 herein, Purchaser shall have an insurable interest and shall procure and maintain property damage coverage on an “all risk” basis in an amount [*] . JPM CCC shall be named a “loss payee” under such required coverage. In the event of Purchaser’s failure to fully insure any Oil otherwise required to be fully insured hereunder, Purchaser shall notify JPM CCC promptly, but no later than the transportation of such underinsured Oil, providing full details of such failure, and JPM CCC shall have the right to fully insure such underinsured Oil.

(b) Purchaser shall procure and maintain liability coverage that includes bodily injury, property damage and contractual liability, and “sudden and accidental pollution” liability coverage, with limits no less than [*] per occurrence and [*] in the aggregate.

(c) Purchaser shall procure and maintain, as an extension of the property damage insurance described above, a separate limit for business interruption insurance in an amount equal to [*].

Section 6.7 Additional Insurance Requirements.

(a) The insurance policies described in Section 6.6 shall include endorsements or other provisions meeting the following requirements: (i) all rights of subrogation by Purchaser’s insurer against JPM CCC are waived, and (ii) none of such policies shall be canceled during the Term of this Agreement unless JPM CCC is given thirty (30) Days advance written notice (or such longer period as may be required by law or such shorter period as may be set forth in any such policy) prior to such cancellation becoming effective.

(b) Insurance certificates shall be issued from Purchaser to JPM CCC, in a standard form and from a properly authorized party reasonably satisfactory to JPM CCC, evidencing the existence of the coverages required by Section 6.6 and additional requirements required by this Section 6.7. Purchaser shall provide JPM CCC with renewal certificates within thirty (30) Days before expiration of each required insurance policy.

(c) The mere purchase and existence of insurance does not reduce or release either Party from any liability incurred or assumed under this Agreement.

(d) Purchaser shall comply with all obligations imposed under the above insurance policies described in Section 6.6 (including notice, reporting, and cooperation obligations) and shall timely pay all premiums.

(e) Without limiting any other provision of this Agreement, within sixty (60) Days following the Effective Date, Purchaser shall deliver to JPM CCC an endorsement to Purchaser’s general liability policy in form and substance reasonably satisfactory to JPM CCC reflecting that JPM CCC is named as an additional insured under such general liability policy, and reflecting that all rights of subrogation by Purchaser’s insurer against JPM CCC are waived.

Section 6.8 Parent Guaranty. JPM CCC shall cause the guaranty agreement issued to Purchaser on November 30, 2010 (as set forth in Schedule VII) to remain in full force and effect throughout the Term of this Agreement.

Section 6.9 JPM CCC Insurance of Oil. JPM CCC shall maintain insurance with third party providers on Oil for which JPM CCC both holds title and bears risk of loss under this Agreement on the same terms that JPM CCC maintains insurance on its crude oil inventory generally.

ARTICLE VII

EVENTS OF DEFAULT; REMEDIES

Section 7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement:

(a) Either Party shall fail to make any payment of any amount when due at the time and on the date required under this Agreement or any Confirmation (including any Estimated Payment due under Section 3.1(a));

(b) Purchaser shall fail to comply with its obligations under Section 6.3(c), Section 6.3(d) or Section 6.7(e).

(c) Any representation or statement made or deemed to be made by Purchaser or JPM CCC under or in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed to be made;

(d) JPM CCC shall fail to comply with its obligations under Section 6.8;

(e) Purchaser or JPM CCC shall fail to perform or observe any obligation applicable to Purchaser or JPM CCC set forth in this Agreement or in any other Transaction Document that is not covered by any other provision of this Section 7.1 if such failure shall remain unremedied for 30 Days. Notwithstanding the foregoing sentence, any failure(s) of the kind identified in the following sentence shall only constitute an Event of Default in accordance with the terms of the following sentence. Unless otherwise excused under this Agreement, (i) if JPM CCC fails to fulfill its obligations to deliver to Purchaser at the Delivery Point at least [*]of the aggregate quantity of Oil required by applicable Refinery Delivery Schedules over a period of [*] consecutive Days or (ii) if Purchaser fails to fulfill completely its obligation to take delivery of Oil in accordance with the terms of this Agreement or any Transaction Document and such failure extends for more than [*] Days within any [*] Day period (in the case of either clause (i) or clause (ii), an “Extended Failure”), then such Extended Failure shall constitute an Event of Default;

(f) Purchaser shall (i) fail to pay any principal of or premium or interest on any Specified Indebtedness when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or (ii) fail to observe or perform any other material agreement or condition relating to any Specified Indebtedness or contained in any instrument or agreement evidencing, securing or relating to any Specified Indebtedness which results in such Specified Indebtedness becoming due and payable under such agreements or instruments before it otherwise would have been due and payable, in the case of (i) and (ii) above, with respect to Specified Indebtedness which, individually or in the aggregate, is outstanding in a principal amount which is equal to or greater than [*] (or the equivalent in any other currency);

(g) JPM CCC, JPM Parent or Purchaser shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against JPM CCC, JPM Parent or Purchaser seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property, and, in each case, where such proceeding is instituted or presented against JPM CCC, JPM Parent or Purchaser, such proceeding is not dismissed, discharged, stayed or restrained in each case within 30 Days of the institution or presentation thereof or JPM CCC, JPM Parent or Purchaser shall take any action to authorize any of the actions set forth above in this paragraph (g) or any analogous procedure or step is taken in any jurisdiction;

(h) Any one or more judgments, decrees or orders for the payment of money shall be rendered against Purchaser in an aggregate amount in excess of [*] (or the equivalent in any other currency) and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive Days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(i) An ERISA Event shall have occurred under the terms of the ABL Credit Agreement that, when taken together with all other ERISA Events that have occurred and are continuing, would reasonably be expected to result in a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement.

(j) JPM CCC or Purchaser contests in any manner the validity or enforceability of this Agreement or any other Transaction Document or any Specified Transaction or any material term or provision thereof; or JPM CCC or Purchaser repudiates, disclaims, disaffirms or rejects, in whole or in part, any obligation under this Agreement or any other Transaction Document or any Specified Transaction; or any person or entity appointed or empowered to operate or act on behalf of JPM CCC or Purchaser takes any of the foregoing actions;

(k) A Letter of Credit Default shall have occurred with respect to Purchaser;

(l) A Change of Control shall have occurred with respect to Purchaser; or

(m) An event of default under the CG Tanks Lease Agreement shall have occurred with respect to Purchaser that materially impairs JPM CCC’s ability to perform its obligations under this Agreement.

Section 7.2 Remedies.

(a) Notwithstanding any other term or provision of this Agreement or any other agreement in effect from time to time between JPM CCC and Purchaser (together with this Agreement, each, a “Transaction Document”), if at any time an Event of Default has occurred and is continuing with respect to a Party (the “Defaulting Party”), the other Party (the “Performing Party”) shall have the right, in its sole discretion, and in addition to any other remedies available hereunder, under any other Transaction Document, Applicable Laws, or otherwise, to (i) immediately withhold and/or suspend deliveries or payments to the Defaulting

Party upon notice to the Defaulting Party (except with respect to the occurrence of any Event of Default under Section 7.1(g), in which case no notice shall be required), and/or (ii) designate a date (not earlier than the date of such notice) (an “Early Termination Date”) on which to terminate, liquidate and accelerate this Agreement and any or all Specified Transactions and calculate an aggregate Termination Payment (as defined below) in the manner set forth in this Section 7.2. If and to the extent that, in the reasonable opinion of the Performing Party, any Specified Transaction may not be liquidated, terminated or accelerated under Applicable Laws on the Early Termination Date, such Specified Transaction shall be terminated as soon thereafter as is reasonably practicable, in which case the actual termination date for such Specified Transaction will be the Early Termination Date in respect thereof for purposes hereof.

(b) On or as soon as reasonably practicable following the Early Termination Date, the Performing Party shall determine the final amount payable between the Parties under this Agreement and any other Transaction Document governing or evidencing any other terminated Specified Transaction (each, a “Specified Transaction Document”) as provided in this Section 7.2 (the “Termination Payment”).

(c) The Performing Party shall calculate the Termination Payment by:

(i) [*];

(ii) [*];

(iii) [*];

(iv) [*];

(v) [*]; and

(vi) netting or aggregating all of the foregoing amounts into a single liquidated amount (without duplication of any Early Termination Fee payable by Purchaser to JPM CCC under Section 4.2) payable by one Party to the other Party.

(d) Without limiting any other term or provision of this Agreement, the Defaulting Party shall, in addition to the amounts set forth above, indemnify and hold harmless the Performing Party for any damages, losses, fees, costs and expenses which the Performing Party may pay or incur from, as a result of or in connection with the enforcement of and protection of any of its rights and remedies under this Agreement or any Specified Transaction Document as a result of the early termination of this Agreement and any terminated Specified Transaction (including reasonable attorney’s fees and costs of collection).

(e) If the Defaulting Party owes the Termination Payment to the Performing Party, then, within [*]Banking Days of the date upon which the Performing Party’s notice of the Termination Payment is effective, the Defaulting Party shall pay the Termination Payment to the Performing Party, less the value of any cash proceeds of any Letter of Credit (if any) held by the Performing Party with respect to which the Performing Party has notified the Defaulting Party in writing of its election to apply such proceeds towards satisfaction of the Termination Payment. If the Performing Party owes the Termination Payment to the Defaulting Party, then, within [*]

Banking Days of the date upon which the Performing Party’s notice of the Termination Payment is effective, the Performing Party shall pay the Termination Payment to the Defaulting Party, less the value of any cash proceeds of any Letter of Credit (if any) held by the Defaulting Party which have not been returned by the Defaulting Party to the Performing Party.

(f) For purposes of this Section 7.2, “Contract Value”, “Market Value” and “Close-out Amount” have the meanings specified below:

(i) “Contract Value” means [*].

(ii) “Market Value” means [*].

(iii) “Close-out Amount” means, [*].

(g) The Performing Party shall notify the Defaulting Party as soon as reasonably practicable of the Termination Payment and whether it is owing to or owed by the Defaulting Party. Such notice shall include a written statement explaining in reasonable detail the calculation of the amount of the Termination Payment, provided the failure to give such notice shall not affect the validity or enforceability of the liquidation or give rise to any claim by the Defaulting Party against the Performing Party. Interest on any unpaid portion of the Termination Payment shall accrue from the date due until the date of payment at a rate equal to LIBOR plus [*].

(h) The Performing Party’s rights and remedies under this Section 7.2 shall be in addition to, and not in limitation or exclusion of, any other rights of setoff, recoupment, combination of accounts, lien or other right which it may have, whether by agreement, operation of law or otherwise. No delay or failure on the part of a Performing Party to exercise any right or remedy shall constitute an abandonment of such right or remedy, and the Performing Party shall be entitled to exercise such right or remedy at any time after an Event of Default has occurred, so long as such Event of Default is continuing.

(i) Upon or at any time after the occurrence of an Event of Default on the part of Purchaser, JPM CCC may from time to time draw upon any Letter of Credit up to the stated face amount thereof and hold or apply the proceeds realized upon the exercise of any such rights as security for or to reduce the Purchaser’s obligations under this Agreement or any other Specified Transaction Document (the Purchaser remaining liable for any amounts owing to the JPM CCC after any such application), subject to the JPM CCC’s obligation to return any surplus proceeds remaining after such obligations are satisfied in full.

(j) Notwithstanding any other term or provision of this Agreement or any other Transaction Document, if (i) an Event of Default or (ii) an event described in Section 7.1(g) that, with the lapse of time or the giving of notice or both, would constitute an Event of Default, in each case, shall have occurred and be continuing, the Performing Party, upon written notice to the Defaulting Party, shall have the right: (A) to suspend performance of any of its obligations under this Agreement, any or all Transactions, any other Specified Transaction Document and any or all other Specified Transactions and (B) to the extent an Event of Default shall have occurred and be continuing, to exercise any remedy available under any other Transaction Document, Applicable Laws, in equity or otherwise.

(k) Notwithstanding anything herein to the contrary, upon termination of all Specified Oil Transactions in respect of Oil that, on the Early Termination Date, is in the CG Tanks or is in transit to the CG Tanks (each such transaction, a “Terminated Transaction”) by Purchaser pursuant to Section 7.2(a), Purchaser shall have the right, but not the obligation, to purchase all (but not less than all) of the Oil that was the subject of such Terminated Transactions, in each case, at [*] (with such right under this Section 7.2(k) to be exercised, if at all, in lieu of any amounts that otherwise would have been payable pursuant to Section 7.2(c) by either Party in respect of such Terminated Transactions.) Purchaser must exercise such right to purchase Oil that was the subject of such Terminated Transactions by providing written notice to JPM CCC of its exercise of such right by no later than [*] on the Early Termination Date, and such right shall expire if not exercised by such time. [*]. Any amount payable by the Purchaser to JPM CCC under this Section 7.2(k) shall be due and payable on the earlier of the date that the related Termination Payment is due and payable under Section 7.2(e), or [*] Banking Days after the Early Termination Date, provided, that such amount may, [*]. Title to such Oil purchased under this Section 7.2(k) shall not transfer to Purchaser until payment in accordance with this Section 7.2(k) for such Oil has been received by JPM CCC. For the avoidance of doubt, in calculating the amount payable by Purchaser to JPM CCC under this Section 7.2(k), Purchaser shall be permitted to take account of any unused Purchaser Credit Rights.

(l) Notwithstanding anything herein to the contrary, in the event that JPM CCC exercises any right it may have to terminate this Agreement or to suspend its performance hereunder, if JPM CCC provides Purchaser with a notice of suspension of JPM CCC’s performance, Purchaser shall undertake the orderly and safe shutdown of the Refinery, and the Refinery shall be shut down within [*] from the time that such notice of suspension is provided to Purchaser. Purchaser acknowledges that [*] is sufficient for an orderly and safe shutdown of the Refinery (including without limitation to comply with any applicable requirements of the Occupational Safety and Health Administration or other relevant regulatory agencies or bodies), and that it will use commercially reasonable efforts to minimize the amount of Oil drawn from the CG Tanks during the shutdown process. Purchaser further covenants and agrees with JPM CCC that money damages are not an adequate remedy at law for Purchaser’s breach of this Section 7.2(l) by Purchaser’s failing to effectuate the orderly and safe shutdown of the Refinery in the time period required, and that JPM CCC shall be entitled to demand and receive equitable or injunctive relief, including specific performance, in the event of any breach or threatened breach by Purchaser of this Section 7.2(l), in addition to all other rights and remedies available to JPM CCC under this Agreement, any other Transaction Document, Applicable Laws or otherwise. Purchaser hereby irrevocably and unconditionally waives all defenses and claims it may have at any time based on the adequacy of a remedy at law and any other defense or claim that might be asserted to bar the remedy of injunctive relief or specific performance provided herein in any action or proceeding which may be brought or initiated by JPM CCC pursuant to this Section 7.2(l).

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Governing Law and Submission to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the applicable laws of the United States of America.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH PARTY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR OTHER DOCUMENT RELATED HERETO. EACH PARTY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

Section 8.2 Waivers.

(a) EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(b) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY SHALL ASSERT, AND EACH PARTY HEREBY WAIVES, ANY CLAIM AGAINST THE OTHER PARTY, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY; PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION 8.2(b) OR IN ANY OTHER PROVISION OF THIS AGREEMENT SHALL BE CONSTRUED TO WAIVE OR ALTER JPM CCC’S RIGHT TO RECOVER AN EARLY TERMINATION FEE PURSUANT TO SECTION 4.2.

(c) Each Party agrees that notwithstanding any provisions of law relating to adequate assurance of future performance, including Article 2–609 of the Uniform Commercial Code, neither Party shall be entitled to request adequate assurance under this Agreement or any Specified Transaction between the Parties.

Section 8.3 Further Assurances. Each Party agrees to take all such further actions reasonably requested by the other Party and to execute, acknowledge and deliver all such further documents as are reasonably necessary and useful to carry out the purposes of the transactions contemplated hereby.

Section 8.4 Regulations. If at any time any Governmental Authority having jurisdiction over this Agreement (or the transportation, delivery, sale or purchase of Oil hereunder) shall take any action (including the issuance of any laws, rules or regulations) affecting either Party or any Transporter with respect to the sale, transportation, handling or delivery of Oil that in the affected Party’s sole judgment imposes an undue burden on that Party, the Parties shall endeavor to negotiate mutually acceptable revisions to this Agreement which will maintain the economic benefits of this Agreement intended to be obtained; provided, however, neither Party shall be obligated to agree to or accept any amendment of this Agreement proposed by the other Party.

Section 8.5 Regulatory Filings. Each Party shall make all regulatory filings, if any, that are necessary in order to effectuate the transactions contemplated by this Agreement.

Section 8.6 No Waiver. No waiver by either Party of any one or more defaults by the other in the performance of any provisions of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a similar or dissimilar character.

Section 8.7 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the Parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 8.8 Successors and Assigns. This Agreement shall be binding on the Parties and any of their respective successors and permitted assigns. Neither Party shall assign this Agreement or its rights hereunder without first having obtained the written consent of the other Party; provided, however, that JPM CCC may, without the consent of Purchaser, assign this Agreement and/or any of its rights or obligations hereunder to an Affiliate of JPM CCC so long as JPM CCC remains jointly and severally liable with such Affiliate for full performance of JPM CCC’s obligations under this Agreement. Any Party’s transfer or assignment in violation of this Section 8.8 shall be void as to the other Party.

Section 8.9 Confidentiality. The contents of this Agreement and all other documents relating to this Agreement (including any Confirmation), and any information made available by one Party to the other Party with respect to this Agreement (or any Confirmation) is confidential and shall not be disclosed to any third party (nor shall any public announcement relating to this Agreement or any Confirmation be made by either Party), except for such information (a) as may become generally available to the public other than due to breach of this provision, (b) as may be required or appropriate in response to any summons, subpoena, or otherwise in connection with any litigation or to comply with any Applicable Law, order, regulation, ruling, or accounting disclosure rule or standard, (c) as may be obtained from a non-confidential source that disclosed such information in a manner that did not violate its obligations to the non-disclosing Party in making such disclosure, (d) as is disclosed to regulators or examiners or (e) as may be furnished to the disclosing Party’s Affiliates, and to each of such person’s auditors, attorneys, advisors, lenders or potential lenders, investors or potential investors, or buyers or potential buyers which are required to keep the information that is disclosed in confidence and provided, further, that a Party may disclose any one or more of the commercial terms of a Specified Transaction (other than the name of the other Party unless otherwise agreed to in writing by the Parties) to any industry price source for the purpose of aggregating and reporting such information in the form of a published energy price index. With respect to information provided with respect to a Specified Transaction, this obligation shall survive for a period of one (1) year following the expiration or termination of such Specified Transaction. With respect to information made available pursuant to this Agreement, this obligation shall survive for a period of one (1) year following the delivery of such information. With respect to the contents of this Agreement, this obligation shall survive for a period of one (1) year following the expiration or termination of this Agreement.

Section 8.10 Notices. All notices, requests, statements or payments required to be made under this Agreement shall be made as specified below. All notices are required to be in writing and shall be delivered by letter, facsimile or other documentary form. Notice by facsimile or hand delivery shall be deemed to have been received on the Business Day on which it was transmitted or hand delivered (unless transmitted or hand delivered after 4:00 Central Time in which case it shall be deemed received on the next Business Day). Notice by overnight mail or courier shall be deemed to have been received two (2) Business Days after it was sent. A Party may change its addresses by providing notice of same in accordance herewith. Notices shall be sent as follows:

If to JPM CCC, addressed to:

J.P. Morgan Commodities Canada Corporation

600, 326-11th Avenue SW

Calgary, AB T2R OC5

Attention: [*]Phone: [*]

Fax: [*]

With a copy to:

J.P. Morgan

83 Harvard Avenue

Stamford, CT 06902

Attention: [*]

Phone: [*]

Fax: [*]

If to Purchaser, addressed to:

SPP Refining

Attn: [*]

301 Saint Paul Park Road

St. Paul Park, MN 55071

With a copy to:

SPP Refining:

St. Paul Park Refining Co. LLC

c/o Northern Tier Energy LLC

38 C Grove Suite 100

Ridgefield, CT 06811

Attn: [*]

Fax: [*]

Section 8.11 Amendments, Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Parties, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 8.12 Acknowledgments. Purchaser acknowledges and agrees that (a) JPM CCC is a merchant of crude oil and may, from time to time, be dealing with prospective counterparties, or pursuing trading or hedging strategies, in connection with aspects of JPM CCC’s business which are unrelated hereto and that such dealings and such trading or hedging strategies may be different from or opposite to those being pursued by or for Purchaser; (b) JPM CCC may, in its sole discretion, determine whether to advise Purchaser of any potential transaction with a counterparty and prior to advising Purchaser of any such potential transaction JPM CCC may, in its discretion, determine not to pursue such transaction or to pursue such transaction in connection with another aspect of JPM CCC’s business and JPM CCC shall have no liability of any nature to Purchaser as a result of any such determination; (c) JPM CCC has no fiduciary or trust obligations of any nature with respect to the Refinery or Purchaser, provided, however, that, subject to Section 8.9, JPM CCC shall have the obligation to keep confidential non-public information related to Oil acquisitions by Purchaser; (d) JPM CCC may enter into transactions and purchase crude oil for its own account or the account of others at prices more favorable than those being paid by Purchaser hereunder; and (e) nothing herein shall be construed to prevent JPM CCC, or any of its partners, officers, employees or Affiliates, in any way from purchasing, selling or otherwise trading in crude oil or any other commodity for its or their own account or for the account of others, whether prior to, simultaneously with, or subsequent to any transaction under this Agreement.

Section 8.13 Nature of the Transaction and Relationship of Parties.

(a) No Partnership. This Agreement shall not be construed as creating a partnership, association or joint venture between the Parties. It is understood that Purchaser is an independent contractor with complete charge of its employees and agents in the performance of its duties hereunder and nothing herein shall be construed to make Purchaser, or any employee or agent of Purchaser, an agent or employee of JPM CCC.

(b) Nature of Transactions.

(i) The Parties intend and expect that each transaction involving the purchase and sale of Oil contemplated hereunder and under any other Transaction Document constitutes a purchase and sale of Oil between them in all respects. However, in the event that any transaction or series of transactions involving the purchase and sale of any Oil hereunder or under any other Transaction Document is recharacterized by any court, bankruptcy trustee or similar authority having competent jurisdiction over the Parties to constitute a loan, financing or other financial accommodation from JPM CCC to Purchaser, then Purchaser shall be deemed to have granted to JPM CCC a valid, enforceable, perfected first-priority security interest in and lien on all of Purchaser’s right, title and interest in and to all such Oil and all products and proceeds thereof before title to any of the foregoing passes from JPM CCC to Purchaser in accordance with Section 2.4 (such Oil, “Supplier Oil”) as security for the payment and performance of all of Purchaser’s obligations under this Agreement and the other Transaction Documents, which liens shall be automatically released when title to the Supplier Oil passes to Purchaser in accordance with Section 2.4.

(ii) Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, the Parties hereby agree that, with respect to any Oil delivered by JPM CCC to Purchaser from time to time under this Agreement with respect to which title to such Oil has passed from JPM CCC to Purchaser but for which Purchaser has not rendered payment to JPM CCC for such Oil on the date and at the time required under Section 3.1 of this Agreement (each, a “Specified Payment Time”), Purchaser hereby pledges, assigns and transfers to JPM CCC, and hereby grants to JPM CCC, as security for the prompt and complete payment by Purchaser of the purchase price for any such Specified Oil (collectively, “Specified Obligations”), a first priority security interest in and lien on all right, title and interest of Purchaser in or to any and all of the following assets and properties now owned or at any time hereafter arising or acquired by Purchaser (collectively, the “Specified Collateral”): (a) all Oil delivered by JPM CCC to Purchaser under this Agreement [*]with respect to which title to such Oil has passed from JPM CCC to Purchaser but for which Purchaser has not rendered payment to JPM CCC (collectively, the “Specified Oil”), (b) all liquid and gaseous hydrocarbons and other minerals, substances and products refined, produced, processed, and/or derived from or attributable to any Specified Oil, and (c) all other products of any and all of the foregoing, and (d) all proceeds (as defined in the Uniform Commercial Code) of any and all of the foregoing. If an Event of Default shall have occurred and be continuing, JPM CCC may exercise, in addition to all other rights and remedies granted or available to it under this Agreement, Applicable Law or otherwise, all rights and remedies of a secured party under the Uniform Commercial Code or any other Applicable Law, in each case as in effect from time to time. Without limiting the foregoing, Purchaser and JPM CCC agree that (i) the security interest granted by Purchaser to JPM CCC in any Specified Collateral is and shall constitute a purchase money security interest, the Specified Obligations are and shall constitute purchase money obligations, and the Specified Collateral is and shall constitute purchase money collateral, in each and any case within the meaning of and under the Uniform Commercial Code, (ii) JPM CCC has and shall have all of the rights, remedies and priorities available to the holder of a purchase money security interest under the Uniform Commercial Code, and (iii) all of the Specified Collateral shall secure the payment of all Specified Obligations that would be owed by Purchaser to JPM CCC but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Purchaser.

(iii) This Agreement shall be deemed to constitute a security agreement under the Uniform Commercial Code for the purposes described in clauses (b)(i) and (b)(ii) above. Purchaser hereby authorizes JPM CCC to file a Uniform Commercial Code financing statement with respect to all Supplier Oil and Specified Collateral, whether now owned or hereafter acquired. Notwithstanding the foregoing, neither this Section nor the filing of any Uniform Commercial Code financing statement made pursuant to this Agreement shall in any way be construed as being contrary to the intent of the Parties that the transactions contemplated by this Agreement and the other Transaction Documents be treated as purchases and sales of Oil.

(iv) Without limiting the foregoing portions of this Section 8.13(b), and notwithstanding any other term or provision to the contrary in this Agreement, Purchaser hereby agrees that JPM CCC shall be entitled to take all actions reasonably determined by JPM CCC to be necessary to ensure that JPM CCC’s right, title and interest in and to any Oil purportedly owned by JPM CCC and to be delivered to Purchaser hereunder or under any other Transaction Document, at all times during which and at all locations at which JPM CCC has any such right, title and interest in and to such Oil, is secure at all times.

(v) The Parties further intend that (A) this Agreement shall constitute a “forward contract” under Section 101(25) and a swap agreement under Section 101(53b) of Title 11 of the United States Code, 11 U.S.C. § 101 et seq., as amended from time to time (the “Bankruptcy Code”), that this Agreement constitutes a “master netting agreement” under Section 101(38a) of the Bankruptcy Code, and that the rights of the Performing Party in Article VII include the rights referred to in Section 561(a) of the Bankruptcy Code, (B) each Party shall be a “forward contract merchant” under Section 101(26) and a “master netting agreement participant” under Section 101(38B), for purposes of the Bankruptcy Code, (C) each of JPM CCC and Purchaser are “forward contract merchants” within the meaning of Section 556 of the Bankruptcy Code and (D) that this Agreement and each Specified Transaction shall constitute an “eligible financial contract” under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and the Winding up and Restructuring Act (Canada), as any of the foregoing legislation may be amended, restated, replaced or re enacted from time to time and will be similarly treated under and in all proceedings related to bankruptcy or insolvency of a Party subject to Canadian law.

(c) No Authority. Neither Party shall have the right or authority to negotiate, conclude or execute any contract or legal document with any third person on behalf of the other Party, to assume, create, or incur any liability of any kind, express or implied, against or in the name of the other Party, or to otherwise act as the representative of the other Party, unless expressly authorized in writing by the other Party.

Section 8.14 Non-Banking Day Payments. Whenever any payment shall be stated to be due on a Day other than a Banking Day, such payment shall be made on the immediately preceding Banking Day.

Section 8.15 Currency Conversion. For settlement of invoices, currency conversions will be made using the Bank of Canada noon day exchange rate for the conversion of such currencies for all delivery dates for which Bank of Canada publishes such rate.

Section 8.16 Recording of Conversations. Each Party (a) consents to the recording of telephone conversations between the trading, marketing and other relevant personnel of the Parties in connection with this Agreement or any Transaction, (b) agrees to obtain any necessary consent of and give any necessary notice of such recording to its relevant personnel and (c) agrees that all such recordings shall be held and maintained in accordance with Applicable Laws (including applicable privacy laws).

Section 8.17 Counterparts. This Agreement may be executed by the Parties in separate counterparts and initially delivered by facsimile transmission or otherwise, with original signature pages to follow, and all such counterparts shall together constitute one and the same instrument.

Section 8.18 No Third Party Beneficiaries. Except as provided in Section 4.6, nothing in this Agreement will provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement will not be construed as a third-party beneficiary contract.

Section 8.19 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the Parties. There are no unwritten oral agreements among the Parties.

Section 8.20 Survival. Except where otherwise specified herein, the covenants, representations and warranties contained in this Agreement and any document, certificate or other instrument delivered by or on behalf of a Party pursuant to this Agreement shall survive expiration or termination of this Agreement and shall continue in full force and effect for the benefit of the Party to whom they are given. No expiration or termination of this Agreement, however effected, shall affect or extinguish any rights or obligations of the Parties (including with respect to the Parties’ indemnification obligations), which accrued prior to the date of termination or affect or extinguish any remedies available to any Party by contract, at law, equity or otherwise.

[Signature Pages Follow]

EXECUTED as of the date first written above by JPM CCC and Purchaser.

JPM CCC:	PURCHASER:

J.P. MORGAN COMMODITIES CANADA CORPORATION	ST. PAUL PARK REFINING CO. LLC

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A

TERMS AND DEFINITIONS

The following defined terms are used or referenced in the body of this Agreement.

“ABL Collateral Documents” means the Collateral Documents (as defined in the ABL Credit Agreement).

“ABL Commitment Letter” means the Commitment Letter dated as of October 6, 2010 relating to the ABL Facility among NTR, J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A.

“ABL Credit Agreement” means the Credit Agreement dated as of the date hereof among Purchaser, Northern Tier Bakery LLC, Northern Tier Retail LLC and SuperAmerica Franchising LLC, as borrowers, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, Holdings, the subsidiaries of Holdings party thereto and the lenders party thereto.

“ABL Facility” means the $300,000,000 asset-based revolving loan facility described in Exhibit B to the ABL Commitment Letter or any refinancing thereof or whole or partial replacement therefor.

“Acquisition” means the acquisition of all of the equity of Purchaser by certain Persons, including ACON Investments, L.L.C., NTR Partners LLC and TPG Capital L.P. and their affiliates, as set forth in the Transaction Agreement.

“Actionable Dealer Quotation” means, with respect to either Party and any Type and quantity of Oil proposed to be sold by Purchaser to JPM CCC on any date for delivery at any delivery point pursuant to a Purchaser Supply Transaction, and which Oil is intended thereafter to be resold by JPM CCC to Purchaser for delivery to the Refinery pursuant to a Transaction, a quotation provided by a Substitute Dealer (defined below) to such Party setting forth the price at which such Substitute Dealer is willing on such date to enter into a transaction to sell such Type and quantity of Oil for delivery at such delivery point. As used herein, “Substitute Dealer” means a third party that is not affiliated with either Party or any of such Party’s Affiliates and that is a recognized dealer in physical crude oil purchase and sale transactions.

“Affected Transaction” has the meaning set forth in Section 2.3(g) of this Agreement.

“Affected Transaction Quantities” has the meaning set forth in Section 2.3(g) of this Agreement.

“Affiliate” means, in relation to any Person, any entity Controlled, directly or indirectly, by such Person, any entity that Controls, directly or indirectly, such Person, or any entity directly or indirectly under common Control with such Person. For purposes of this definition, “Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Applicable Laws” shall mean all valid laws, orders, directives, rules and regulations of any governmental body, official or court, foreign, or domestic, having jurisdiction over the Parties or any matter relevant to rights and obligations hereunder, including all environmental orders and directives.

“Applicable Pipeline” means a pipeline that transports the particular Type or quantity of Oil that Purchaser instructs JPM CCC to acquire or supply for delivery to the Refinery during any Delivery Month.

“Banking Day” means a Day, other than Saturday, Sunday or any legal holiday recognized by financial institutions located in New York, New York.

“Bankruptcy Code” has the meaning set forth in Section 8.13(b)(v).

“Barrel” means one United States barrel (42 United States gallons and, with respect to heavy Oil, 0.1589873 Cubic Meters and, with respect to light Oil, 0.15891 Cubic Meters).

“Business Day” means a Day, other than Saturday or Sunday, on which NYMEX is open for trading during its regular trading session.

“Central Time” means Central Standard Time or Central Daylight Time in effect in Saint Paul Park, Minnesota, on the date in question.

“CG Shipper’s Balance” means the monthly statement from the Purchaser as lessor of the CG Tanks detailing by Type of Oil and by each Day within the applicable Month, all receipts to, transfers within, and deliveries out of, the CG Tanks during such Month.

“CG Tanks” means the crude oil storage tanks leased to JPM CCC from Purchaser located in Cottage Grove, Minnesota.

“CG Tanks Lease Agreement” means the lease agreement dated as of the date hereof for the CG Tanks between Purchaser, as lessor, and JPM CCC, as lessee, which lease agreement shall include, among other provisions, operating procedures providing lessee with reasonable means to manage and control deliveries from the CG Tanks to the Delivery Point and provisions allocating to lessor responsibility for all loss of, damage to or contamination of Oil while in the custody of the CG Tanks or occurring during the receipt, handling, storage or delivery of Oil to or from the CG Tanks, including any casualty or other spillage.

“Change in Law Event” means, with respect to a Party, the occurrence of an event or circumstance after the date of this Agreement (other than any action taken by such Party) which makes it unlawful under any Applicable Law for such Party to make or receive any payment or delivery required to be made or received by such Party under, or for such Party to comply with any other material provision of, this Agreement or any other Transaction Document.

“Change of Control” shall be deemed to have occurred if Purchaser or any Person (including any Affiliate of Purchaser) with a credit rating materially equivalent to that of Purchaser as of the Original Effective Date shall fail to own the Refinery.

“Close-out Amount” has the meaning set forth in Section 7.2(f)(iii) of this Agreement.

“Confirmation” means a Transaction Confirmation, a Purchaser Supply Transaction Confirmation and/or a [*], as applicable.

“Confirmed Delivery Date” has the meaning set forth in Section 3.1(b) of this Agreement.

“Contract Value” has the meaning set forth in Section 7.2(f)(i) of this Agreement.

“Cubic Meter” means, with respect to light Oil, 6.29287 Barrels and, with respect to heavy Oil, 6.2898105 Barrels.

“Daily Delivered Volume” means the volume (in Barrels) of Oil delivered by JPM CCC to Purchaser hereunder pursuant to a Refinery Delivery Schedule, as measured by the flange at the outlet of the CG Tanks leading to the Refinery for a 24-hour period beginning at 12:00 a.m. Central Time on a Delivery Day, as may be evidenced or otherwise determined in accordance with Section 2.6 or such other measuring or metering process as may be mutually agreed.

“Daily Price” means, [*].

“Day” shall mean a period of twenty-four (24) consecutive hours beginning and ending at midnight Central Time.

“Deemed Capital Charge” means[*].

“Defaulting Party” has the meaning set forth in Section 7.2(a) of this Agreement.

“Defect” has the meaning set forth in Section 2.7 of this Agreement.

“Delivery Day” means a Day on which JPM CCC physically delivers Oil to Purchaser hereunder pursuant to a Refinery Delivery Schedule at the Delivery Point.

“Delivery Month” means a Month during which Oil purchased by Purchaser hereunder is delivered pursuant to a Refinery Delivery Schedule to the CG Tanks for ultimate delivery to the Refinery.

“Delivery Point” means the point where Oil exits the CG Tanks and enters Purchaser’s facilities or such other delivery point that is physically available and has been agreed to by JPM CCC.

“Delivery Week” has the meaning set forth in Section 3.2(a).

“Differential” means any crude oil grade differential (in US Dollars/Barrel).

“Early Termination Date” has the meaning set forth in Section 7.2(a) of this Agreement.

“Early Termination Fee” has the meaning set forth in Section 4.2(a) of this Agreement.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Enbridge North Dakota Pipeline” means the pipelines, storage and appurtenant facilities owned by Enbridge Pipelines (North Dakota) L.L.C., with delivery at Clearbrook, Minnesota.

“Enbridge Pipeline” means the crude oil mainline pipeline that runs from Edmonton, Alberta to the Canada/United States border and the United States system, known as the Lakehead system, including pipeline, storage and appurtenant facilities.

“Environmental Laws” means any existing or past Applicable Law, policy, judicial or administrative interpretation thereof or any legally binding requirement that governs or purports to govern the protection of persons, natural resources or the environment (including the protection of ambient air, surface water, groundwater, land surface or subsurface strata, endangered species or wetlands), occupational health and safety and the manufacture, processing, distribution, use, generation, handling, treatment, storage, disposal, transportation, release or management of solid waste, industrial waste or hazardous substances or materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“ERISA Event” has the meaning given such term in the ABL Credit Agreement.

“Estimated Daily Delivered Volume” means, in respect of a Delivery Day, JPM CCC’s commercially reasonable estimate, on the Business Day prior to such Delivery Day, of the Daily Delivered Volume for such Delivery Day based upon the applicable Refinery Delivery Schedule.

“Estimated Daily Payment” means, in respect of a Delivery Day, the sum for all Types of Oil of the amounts calculated for each Type of Oil equal to product of the Estimated Daily Price for such Type of Oil for such Delivery Day and the Estimated Daily Delivered Volume of such Type of Oil for such Delivery Day.

“Estimated Daily Payment Invoice” has the meaning set forth in Section 3.1(a).

“Estimated Daily Price” means, [*].

“Event of Default” has the meaning set forth in Section 7.1.

“Excluded Taxes” means any taxes based on income or net worth of a Person.

“Extended Failure” shall have the meaning set forth in Section 7.1(e).

“Failing Party” has the meaning set forth in Section 2.3(h) of this Agreement.

“[*].

“Final Termination Date” has the meaning set forth in Section 2.9(a)(i) of this Agreement.

“Fixed Amount” means, [*]

“Force Majeure” means an event, whether foreseeable or unforeseeable, which causes a failure by any Party to perform delivery or acceptance obligations hereunder to the extent that such event is reasonably beyond the control of such Party, except for the obligation to make payment due hereunder, including war, riots, insurrections, fires, explosions, sabotage, acts of terrorism, strikes and other labor or industrial disturbances, acts of God or the elements, government laws, regulations or requests, disruption or breakdown of production or transportation facilities, delays of pipelines in receiving and delivering Oil tendered, interruption or curtailment of transportation services provided by Transporters, or a Change in Law Event, but in no event will JPM CCC’s ability to sell Oil at a higher or more advantageous price, or Purchaser’s ability to purchase Oil at a lower or more advantageous price, in either case, be deemed to be a Force Majeure Event.

“Force Majeure Termination Date” has the meaning set forth in Section 2.8(h).

“Governmental Authority” means any federal, state, provincial, regional, local or municipal governmental body, agency, instrumentality, authority or entity established or controlled by a government or subdivision thereof, including any legislative, administrative, regulatory or judicial body, or any person purporting to act therefore, and shall include NYMEX.

“Holdings” means Northern Tier Energy LLC, a Delaware limited liability company.

“ICE” means IntercontinentalExchange, Inc.

“Imbalance Quantity” has the meaning set forth in Section 2.5 of this Agreement.

“Indemnified Party” has the meaning set forth in Section 4.6(c) of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 4.6(c) of this Agreement.

“Injection Month” means the Month during which each Type of Oil must be delivered to the applicable Transporter in order for delivery to the Refinery to occur in the desired Delivery Month.

“Intra-week Invoice” has the meaning set forth in Section 3.2(a).

“Intra-week Invoice Day” has the meaning set forth in Section 3.2(a).

“JPM CCC” has the meaning set forth in the introductory paragraph of this Agreement.

“JPM CCC Counterparty” has the meaning set forth in Section 2.8(a) of this Agreement.

“JPM CCC Counterparty Force Majeure” has the meaning set forth in Section 2.8(a) of this Agreement.

“JPM CCC Force Majeure” means a Force Majeure affecting JPM CCC’s performance hereunder.

“JPM CCC’s Account” means JPM CCC’s account maintained at CIBC, Toronto through JPMorgan Chase Bank, New York, bearing account number [*], swift code: [*], or such other account as JPM CCC may designate from time to time in a written notice to Purchaser.

“JPM Parent” means JPMorgan Chase & Co.

“Letter of Credit” means [*].

“Letter of Credit Default” means, with respect to an outstanding Letter of Credit, (a) the occurrence of any of the following events: (i) the issuer of such Letter of Credit’s long-term unsecured debt (not supported by third party credit enhancement) shall fail to be rated at least “A” by S&P and “A2” by Moody’s; (ii) the issuer of such Letter of Credit shall fail to comply with or perform its obligations under such Letter of Credit if such failure shall continue for 1 Banking Day; (iii) the issuer of such Letter of Credit shall disaffirm, disclaim, repudiate or reject, in whole or in part, or challenge the validity of, such Letter of Credit; (iv) such Letter of Credit shall expire or terminate, or shall fail or cease to be in full force and effect, at any time during the Term of this Agreement; (v) any event analogous to an event specified in Section 7.1(g) shall occur with respect to the issuer of such Letter of Credit; or (vi) such Letter of Credit shall have fewer than forty-five (45) Days of effectiveness prior to its stated expiration date and (b) Purchaser has failed to replace such Letter of Credit with a new Letter of Credit within (x) five (5) Banking Days after the occurrence of an event described in clause (a)(i) above, (y) two (2) Banking Days after the occurrence of an event described in clause (a)(ii) – (v) above, or (z) five (5) Banking Days in advance of an event described in clause (a)(vi) above.

“Liabilities” means any losses, claims, charges, damages, deficiencies, assessments, interests, penalties, costs and expenses of any kind (including reasonable attorneys’ fees and other fees, court costs and other disbursements), directly or indirectly arising out of or related to any suit, proceeding, judgment, settlement or judicial or administrative order, including any liabilities with respect to Environmental Laws.

“LIBOR” the rate per annum determined by JPM CCC at approximately 11:00 a.m. (London time) on the date that is two London Banking Days prior to the beginning of the applicable interest period by reference to the British Bankers Association LIBOR Rate, as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as may be designated by JPM CCC from time to time) (“BBA LIBOR”) for a period equal to such interest period; provided, however, that if the BBA LIBOR is not available to JPM CCC for any reason, then the applicable LIBOR for the relevant interest period shall instead be the average of the rates per annum at which deposits in US Dollars are offered for such interest period to major banks in the London interbank market in London, England by JPMorgan Chase Bank, N.A. at approximately 11:00 a.m. (London time) on the date which is two London Banking Days prior to the beginning of such interest period. Each determination by JPM CCC pursuant to this definition shall be conclusive absent manifest error.

“London Banking Day” means a day on which dealings in US Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Marathon” means Marathon Petroleum Company LP, a Delaware limited liability partnership.

“Market Value” has the meaning set forth in Section 7.2(f)(ii) of this Agreement.

“Minimum Quality Specifications” means the minimum quality specifications for a Type of Oil to be delivered at the Delivery Point, as such specifications may be set forth in the tariff of the applicable Transporter.

“Minnesota Pipeline” means the pipeline, storage and appurtenant facilities owned by MPL.

“Month” means a calendar month.

“Monthly Invoice” has the meaning set forth in Section 3.2(d) of this Agreement.

“Monthly Weighted Average Differential” means, with respect to each Type of Oil that is the subject of any Transaction entered into hereunder for a given Injection Month, the monthly weighted average of all Differentials for all such Transactions for such Type of Oil entered into for such Injection Month.

“Moody’s” means Moody’s Investors Service, Inc. or any successor that is a national credit rating organization.

“MPL” means Minnesota Pipe Line Company, a Delaware corporation.

“MPL Delivery Schedule” means the delivery schedule that is provided to JPM CCC on a monthly basis by MPL, detailing anticipated delivery dates and quantities (subject to Sections 2.8 and 2.12).

“MPL Tanks” means the crude oil storage tanks owned by MPL and located in Clearbrook, Minnesota.

[*].

“Net Payment” has the meaning set forth in Section 3.2(d) of this Agreement.

[*].

“NGX” means Natural Gas Exchange Inc.

“Nomination” has the meaning set forth in Section 2.2(g).

“Nomination and Pricing Schedule” has the meaning set forth in Section 2.2(f).

“NTR” means Northern Tier Investors LLC, a Delaware limited liability company.

“NYMEX” means the New York Mercantile Exchange, Inc. and any successor thereto.

“Oil” has the meaning set forth in the first WHEREAS clause of this Agreement.

“Operational Imbalance” means (a) with respect to JPM CCC, an imbalance (stated in Barrels) between (i) the quantity of Oil tendered by JPM CCC at an upstream point on a Transporter’s pipeline system during a period of time and (ii) the quantity of Oil actually redelivered by the Transporter at the Delivery Point during the applicable period of redelivery, and (b) with respect to Purchaser, an imbalance (stated in Barrels) between (i) the quantity of Oil requested by Purchaser at the Delivery Point during a period of time and (ii) the quantity of Oil actually delivered by the Transporter to Purchaser at the Delivery Point during the applicable period of delivery, and in each case shall include all adjustments, shortages or overages reported by the Transporter in question due to errors in measurement, variations in rate of flow or any other reason, affecting the Transporter; provided, however, an Operational Imbalance shall not exist or be recognized to the extent an imbalance is the result of either JPM CCC’s or Purchaser’s failure during any period to nominate, deliver or take delivery (or cause to be nominated or delivered or delivery to be taken of) quantities of Oil equal to the Scheduled Amount.

“Original Agreement” has the meaning set forth in the preamble to this Agreement.

“Original Effective Date” means December 1, 2010.

“Outstanding Amount” has the meaning set forth in Section 4.5 of this Agreement.

“Parties” shall collectively mean JPM CCC and Purchaser and any permitted successor or assignee of such parties, as the case may be.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56).

“Performing Party” has the meaning set forth in Section 7.2(a) of this Agreement.

“Person” includes an individual, corporation, partnership (including a limited partnership), limited liability company, company, trust, firm, Governmental Authority or other legal entity.

“Pipeline Nomination Date” means, with respect to each Type of Oil included in a particular Injection Month’s Nomination and Pricing Schedule, the last date (as established by the Applicable Pipeline) by which nominations must be made for the receipt of such Oil by such Applicable Pipeline during such Injection Month.

“Pricing Day” means a Day on which JPM CCC will obtain the WTI for calculating the Daily Price or the Estimated Daily Price, as applicable, as determined in accordance with the Pricing Day Basic Rules set forth on Schedule VI hereto.

“Primary Term” has the meaning set forth in Section 5.1 of this Agreement.

“Purchase Order” has the meaning set forth in Section 2.2(b)(ii).

“Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

“Purchaser Buy Request” has the meaning set forth in Section 2.2(b)(i) of this Agreement.

“Purchaser Credit Right” has the meaning set forth in Section 3.1(b) of this Agreement.

“Purchaser Force Majeure” means any event Force Majeure preventing Purchaser’s performance hereunder which is not a JPM CCC Force Majeure.

“Purchaser Request” has the meaning set forth in Section 2.2(b)(i) of this Agreement.

“Purchaser Sell Request” has the meaning set forth in Section 2.2(f)(ii) of this Agreement.

“Purchaser Supply Transaction” has the meaning set forth in Section 2.2(h)(i) of this Agreement.

“Purchaser Supply Transaction Confirmation” means a written communication confirming the terms of a Purchaser Supply Transaction in substantially the form of Schedule IV hereto.

“Purchaser’s Offer Price” has the meaning given to such term in Section 2.2(h)(i).

“Refinery” has the meaning set forth in the first WHEREAS clause of this Agreement.

“Refinery Delivery Schedule” has the meaning set forth in Section 2.3(e).

“Requirements” has the meaning set forth in Section 2.2(a) of this Agreement.

“S&P” means Standard & Poor’s Rating Agency Group, a division of Mc-Graw Hill Companies, Inc., or any successor that is a national credit rating organization.

“Scheduled Amount” means the daily quantity (stated in Barrels per Day) of the Type of Oil which is to be delivered and sold by JPM CCC at the Delivery Point, as set forth in a Nomination and Pricing Schedule.

“Scheduled Maintenance” means (a) regularly schedule maintenance of the Refinery required or suggested by manufacturers or operators in the refining industry and (b) maintenance that is otherwise prudent in accordance with standard industry operating and maintenance practices.

“Section 2.2(f)(ii) Amount” has the meaning set forth in Section 2.2(f)(ii).

“Section 2.8(e) Amount” has the meaning set forth in Section 2.8(e).

“Seller Parties” has the meaning set forth in the ABL Commitment Letter.

“Shipper’s Balance” means the monthly statement from an Applicable Pipeline or storage facility, detailing by Type of Oil all receipts to, transfers within, and deliveries out of, such pipeline or storage facility during such Month.

[*]

[*]

“Specified Collateral” has the meaning set forth in Section 8.13(b)(ii) of this Agreement.

“Specified Derivatives Transaction” has the meaning set forth in Section 7.2(c)(ii) of this Agreement.

“Specified Indebtedness” means any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) of Purchaser in respect of borrowed money.

“Specified Obligations” has the meaning set forth in Section 8.13(b)(ii) of this Agreement.

“Specified Oil” has the meaning set forth in Section 8.13(b)(ii) of this Agreement.

“Specified Oil Transaction” has the meaning set forth in Section 7.2(c)(i) of this Agreement.

“Specified Payment Time” has the meaning set forth in Section 8.13(b)(ii) of this Agreement.

“Specified Transaction” means any or all Transactions, Purchaser Supply Transactions and/or [*].

“Specified Transaction Document” has the meaning set forth in Section 7.2(b) of this Agreement.

“SPP Payment Amount” means, [*].

“SPP Payment Benefit” means, [*].

“Standard GTCs” means JPM CCC’s Crude Oil Purchase/Sale Agreement General Terms and Conditions as in effect from time to time, modified in a commercially reasonable manner to conform to the transactions and concepts contemplated by Section 2.2(h).

“Supplier Oil” has the meaning set forth in Section 8.13(b)(i) of this Agreement.

“Supply Fee” means [*] per Barrel.

“Tank Bottoms” means heavy fractions, sediment/solids and water commonly referred to as BS&W that regularly accumulate at the bottom of storage tanks.

“Taxes” shall mean all ad valorem, property, occupation, gathering, pipeline regulating, windfall profits, severance, gross production, energy, excise, withholding and other taxes and governmental charges and assessments imposed on the quantity or value of Oil or on a Party as a result of such Party’s ownership, use or possession of such Oil. “Taxes” shall not include Excluded Taxes.

“Term” means the Primary Term plus any extension of the term of this Agreement in accordance with Section 2.9(a)(i).

“Terminated Transaction” has the meaning set forth in Section 7.2(k) of this Agreement.

“Termination Payment” has the meaning set forth in Section 7.2(b) of this Agreement.

“Third Party Claim” has the meaning set forth in Section 4.6(c) of this Agreement.

[*]

[*]

“Transaction” shall have the meaning set forth in Section 2.2(c) of this Agreement.

“Transaction Advice” has the meaning set forth in Section 2.2(c) of this Agreement.

“Transaction Agreement” means that certain Formation Agreement, dated as of October 6, 2010, among the Seller Parties and NTR.

“Transaction Confirmation” means a written confirmation that contains the relevant trade details of any Transaction in substantially the form attached as Schedule V hereto and/or a Nomination and Pricing Schedule as provided in Section 2.2(f), as the case may be, which in each case will be sufficient for all purposes to evidence a binding supplement to this Agreement.

“Transaction Document” has the meaning set forth in Section 7.2(a) of this Agreement.

“Transporter” means either (a) any third party common carrier or (b) any operator of Oil transportation or storage facilities that are utilized by JPM CCC at any point or points upstream of the Delivery Point for ultimate delivery to the Delivery Point.

“Type” means a specific grade of Oil identified by Purchaser.

“Uniform Commercial Code” means the Uniform Commercial Code in effect in the State of New York from time to time.

“Unpaid Amounts” shall mean, with respect to any Early Termination Date, the aggregate of the amounts that became payable (whether or not due) to Purchaser or JPM CCC hereunder prior to the occurrence of such Early Termination Date or as a result of the termination of this Agreement and that remain payable (whether or not due) as at such Early Termination Date together with interest thereon from (and including) the date such amounts became due and payable to (but excluding) such Early Termination Date, at the LIBOR plus [*].

“US Dollars” and “$” means the lawful money of the United States of America.

“US GAAP” means generally accepted accounting principles in the United States of America in effect and applicable to that accounting period in respect of which reference to US GAAP is being made.

“Volumetric Accounting” means that JPM CCC may require that both JPM CCC and Purchaser account for each receipt and delivery of each Type of Oil as if no commingling with other Types of Oil occurred although various Types of Oil may be commingled within individual CG Tanks.

“Weekly PCR Invoice” has the meaning set forth in Section 3.2(b).

“Weekly PCR Invoice Day” has the meaning set forth in Section 3.2(b).

“Weekly Sales Invoice” has the meaning set forth in Section 3.2(a).

“Weekly Sales Invoice Day” has the meaning set forth in Section 3.2(a).

“Working Capital Amount” means [*].

“Working Capital Fee” has the meaning set forth in Section 4.1(b) of this Agreement.

“WTI” means for any Day the daily settlement price for the “Light Sweet Crude Oil” prompt Month futures contract as reported by NYMEX.

SCHEDULE I

[INTENTIONALLY OMITTED]

Schedule I-1

SCHEDULE II

NOMINATION AND PRICING SCHEDULE (WITH ATTACHMENT)

Reference is made to the Crude Oil Supply Agreement dated as of December 1, 2010, between J.P. Morgan Commodities Canada Corporation and St. Paul Park Refining Co. LLC (as amended, restated, supplemented or otherwise modified from time to time, the “Supply Agreement”). Capitalized terms used but not defined herein shall have the meanings specified in the Supply Agreement.

If at any time any Transaction described in this Nomination and Pricing Schedule is not evidenced by a separate Transaction Confirmation delivered pursuant to Section 2.2(j) of the Supply Agreement, this Nomination and Pricing Schedule shall constitute a Transaction Confirmation for such Transaction in all respects and for all purposes under the Agreement. If at any time any such Transaction is evidenced by a separate Transaction Confirmation, the terms of such Transaction Confirmation shall control.

Schedule II-1

ATTACHMENT TO SCHEDULE II

SAMPLE FORMAT

Nomination and Pricing Schedule

Dec-10 Nomination

No.	Crude Grade		Aggregate Volume (bpd)	Weighted Average Grade Diff ($/ bbl)
1	NDL		0	0.00
2	FOS		0	0.00
3	HSB		0	0.00
4	CLK		0	0.00
5	SYN		0	0.00
6	OSH		0	0.00
7	LLK		0	0.00
8	PAS		0	0.00
9	SHB		0	0.00
10	CNS		0	0.00
11	MJT		0	0.00
12			0	0
13			0	0
14			0	0
15			0	0
16			0	0
17			0	0
18			0	0
19			0	0
20			0	0

	TOTAL	(bpd)	0

Schedule II-2

SCHEDULE III

[*]

Schedule III-1

SCHEDULE IV

FORM OF PURCHASER SUPPLY CONFIRMATION

J.P. MORGAN COMMODITIES CANADA CORPORATION

Date:	[ ]
To:	[ ]
Attention:	[ ]
Facsimile No:	[ ]
From:	J.P. MORGAN COMMODITIES CANADA CORPORATION
Re:	Purchaser Supply Transaction Confirmation No. [ ]

Purchaser Supply Transaction Confirmation

Reference is made to (i) the Crude Oil Supply Agreement, dated [            ] [        ], 201[        ], between J.P. Morgan Commodities Canada Corporation (“JPM CCC”) and St. Paul Park Refining Co. LLC (“SPPR”) (as amended, restated, supplemented or otherwise modified from time to time, the “Supply Agreement”), and (ii) the Crude Oil/Condensate Purchase/Sale Agreement General Terms and Conditions, dated [            ] [            ], 201[        ], between JPM CCC and SPPR (the “GTCs”). The GTCs are hereby incorporated by reference herein as if set forth fully herein, except as set forth in Section 17, below.

The purpose of this letter agreement is to confirm the terms and conditions of the Purchaser Supply Transaction entered into between us on the Transaction Date (defined below) (this “Transaction”) under the Supply Agreement. This letter agreement is and shall be a Purchaser Supply Transaction Confirmation under the Supply Agreement, and cancels and supersedes any other prior oral or written correspondence pertaining to the terms of this Transaction. This Purchaser Supply Transaction Confirmation supplements, forms a part of, and is subject to, the Supply Agreement and the GTCs. If at any time a conflict exists between the terms of the Supply Agreement or the GTCs and the specific terms of this Purchaser Supply Transaction Confirmation, the specific terms of this Purchaser Supply Transaction Confirmation shall control. All provisions contained in the GTCs shall also govern this Transaction and are hereby incorporated herein by reference as if set forth in full herein, except as amended, modified or supplemented below.

Please advise us of any transaction number or other specific identifier you have assigned internally to this Transaction for record keeping or identification purposes.

1.	TRANSACTION DATE: [mm/dd/yyyy]

Schedule IV-1

2. BUYER:	J.P. Morgan Commodities Canada Corporation Suite 600 Vintage Towers II 326-11th Avenue S.W. Calgary, AB T2R 0C5 Canada

3. SELLER:	St. Paul Park Refining Co. LLC Attn: [*] 301 Saint Paul Park Road St. Paul Park, MN 55071

4. PRODUCT:	Oil

5. TYPE OF OIL:	[ ]

6. DIFFERENTIAL:	[ ]

7. QUANTITY:	[ ] Barrels

8. QUALITY:	[ ]

9. DELIVERY POINT:	[ ]

10.	ANTICIPATED DELIVERY DAY(S), IF KNOWN: [mm/dd/yyyy]

11.	PRICE: US $[ ], consisting of the following components:

(i)	US $[ ] per Barrel;

(ii)	[Supply Fee of US $[ ] per Barrel (as provided in the Supply Agreement); plus]

(iii)	[Costs of US $ [ ] (as provided in the Supply Agreement).]

12. PRICE ROUNDING:	Final price calculation shall be rounded to [two (2)] [ three (3)] decimal places

13. SETTLEMENT CURRENCY:	United States Dollars

14.	PAYMENT TERMS: by JPM CCC to SPPR by a Purchaser Credit Right (as such term is defined in the Supply Agreement) arising under Section 3.1(b) of the Supply Agreement as the sole and exclusive consideration for such Purchaser Supply Transaction

Schedule IV-2

15.	REPRESENTATIONS AND WARRANTIES: Each Party hereby represents and warrants to the other Party on and as of the Transaction Date that:

(i)	Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into this Transaction and as to whether this Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other Party as investment advice or as a recommendation to enter into this Transaction; it being understood that information and explanations related to the terms and conditions of this Transaction shall not be considered investment advice or a recommendation to enter into this Transaction. No communication (written or oral) received from the other Party shall be deemed to be an assurance or guarantee as to the expected performance or result of this Transaction.

(ii)	Assessment and Understanding. It has entered into this Transaction as principal; it is capable of assessing the merits of and understanding (on its own behalf and/or through independent professional accounting, financial and legal advice obtained by such Party), and understands and accepts the terms, conditions, merits and risks of this Transaction. It is also capable of assuming, and assumes, all of the risks of this Transaction.

(iii)	Status of Parties. The other Party is acting solely in the capacity of an arms’ length contractual counterparty in respect of this Transaction and is not acting as a fiduciary or advisor or in any similar capacity for or on its behalf in respect of any aspect of this Transaction, and it understands and acknowledges that the other Party may, either in connection with entering into this Transaction or from time to time thereafter, engage in market transactions that are intended to hedge or otherwise reduce the risks incurred by it in connection with this Transaction.

(iv)	Additional Representations and Warranties. Such Party’s representations and warranties under the Supply Agreement are true and correct.

Notices: All notices given by a Party pursuant to or in respect of this Purchaser Supply Transaction Confirmation shall be in writing and shall be deemed delivered when delivered to the other Party at the address specified below:

Address for all notices or communications to JPM CCC:

J.P. Morgan Commodities Canada Corporation

Attention:	[ ] Suite 600, Vintage Towers II 326 - 11th Ave. S.W. Calgary, Alberta Canada T2R 0C5
Phone:	[*]
Facsimile:	[*]Email: [ ]

With a copy of any notice in respect of any default, event of default or other similar event to:

J.P. Morgan Commodities Canada Corporation
Attention:	[Energy Legal Department - Derivatives Practice Group] 245 Park Avenue, 11th Floor New York, NY 10167

Schedule IV-3

Scheduling Contacts:

CONTACT	PHONE	FAX	EMAIL
[ ]	[ ]	[ ]	[ ]

Operations Contacts:

CONTACT	PHONE	FAX	EMAIL
[ ]	[ ]	[ ]	[ ]

Contracts Administrator Contracts:

CONTACT	PHONE	FAX	EMAIL
[ ]	[ ]	[ ]	[ ]
[ ]	[ ]	[ ]	[ ]

Address for all notices or communications to SPPR:

[            ]

[            ]

[            ]

[            ]

16.	ADDITIONAL PROVISIONS: the Parties hereby agree that, for purposes of this Transaction, the GTCs shall be amended, modified and supplemented as follows:

(i)	Neither Section 19 of the GTCs, nor any other performance assurance or credit-related provision of the GTCs, shall be applicable to this Transaction and neither this Purchaser Supply Transaction Confirmation, nor any Specified Transaction (as defined in the Supply Agreement) that is not a Purchaser Supply Transaction within the meaning of the Supply Agreement shall be an Other Product Agreement (as defined in the GTCs) for any purpose under the GTCs.

Schedule IV-4

(ii)	For purposes of Section [20] of the GTCs, the occurrence and continuance of an Event of Default (as defined under the Supply Agreement) with respect to either Party shall constitute an Event of Default under the GTCs with respect to such Party as the Defaulting Party thereunder.

(iii)	[Other Additional Provisions, as applicable]

Please confirm that the foregoing correctly sets forth the terms and conditions of the Transaction evidenced hereby by executing and delivering an executed counterpart to this Purchaser Supply Transaction Confirmation No. [            ] within three (3) Business Days from the date first above written to the attention of [[*]]. Any failure on your part to deliver an executed counterpart to this Purchaser Supply Transaction Confirmation No. [            ] within the above referenced period shall not affect the validity or enforceability of any of the terms or conditions of this Transaction, and shall be deemed to be an affirmation by you of the accuracy and correctness of the terms and conditions contained herein, absent manifest error.

J.P. Morgan Commodities Canada Corporation			St. Paul Park Refining Co. LLC

By:			Name:
	Title:	Attorney-in-Fact		Title:
	Name:			Date:

Schedule IV-5

SCHEDULE V

FORM OF TRANSACTION CONFIRMATION

J.P. MORGAN COMMODITIES CANADA CORPORATION

Date:	[ ]
To:	[ ]
Attention:	[ ]
Facsimile	No: [ ]
From:	J.P. MORGAN COMMODITIES CANADA CORPORATION
Re:	Transaction Confirmation No. [ ]

Crude Oil Transaction Confirmation

Reference is made to (i) the Crude Oil Supply Agreement, dated December 1, 2010, between J.P. Morgan Commodities Canada Corporation (“JPM CCC”) and St. Paul Park Refining Co. LLC (“SPPR”) (as amended, restated, supplemented or otherwise modified from time to time, the “Supply Agreement”), (ii) the Oil Supply Program provided by SPPR to JPM CCC for the Injection Month of [Insert Month] of 20[            ], (iii) the Purchaser Instruction, dated [            ] [            ], 201[            ], prepared by SPPR and delivered to JPM CCC under the Supply Agreement, and (iv) the Transaction Advice, provided or delivered by JPM CCC to SPPR on [            ] [            ], 201[            ], in respect of this Transaction (defined below).

The purpose of this letter agreement is to confirm the terms and conditions of the Transaction entered into between us on the Transaction Date specified below (this “Transaction”) under the Supply Agreement. This letter agreement is and shall be a Transaction Confirmation under the Supply Agreement, and cancels and supersedes any other prior oral or written correspondence pertaining to the terms of this Transaction. This Transaction Confirmation supplements, forms a part of, and is subject to, the Supply Agreement. If at any time a conflict exists between the terms of the Supply Agreement and the specific terms of this Transaction Confirmation, the specific terms of this Transaction Confirmation shall control. All provisions contained in the Supply Agreement shall govern this Transaction Confirmation except as modified below.

Please advise us of any transaction number or other specific identifier you have assigned internally to this Transaction for record keeping or identification purposes.

17. TRANSACTION DATE:	[mm/dd/yyyy]

18. BUYER:	St. Paul Park Refining Co. LLC
301 Saint Paul Park Road St. Paul Park, MN 55071

19. SELLER:	J.P. Morgan Commodities Canada Corporation Suite 600 Vintage Towers II 326-11th Avenue S.W. Calgary, AB T2R 0C5 Canada

20. INJECTION MONTH:	[mm/dd/yyyy]

21. PRODUCT:	Oil

22. TYPE OF OIL:	[ ]

23. DIFFERENTIAL:	[ ]

24. QUANTITY:	[ ] Barrels

25. QUALITY:	[ ]

26. DELIVERY POINT:	as specified in the Supply Agreement

27. ANTICIPATED DELIVERY DAY(S), IF KNOWN:	[mm/dd/yyyy]

28. PRICE:	US $[ ], consisting of the following components:

(i)	US $[ ] per Barrel [Insert prompt Month NYMEX WTI settlement price (Bloomberg symbol: “CL1 Comdty”) on the Pricing Day after the Delivery Day in US $/Barrel]; [plus] [minus]

(ii)	US $[ ] per Barrel [Insert applicable Monthly Weighted Average Differential for such Type of Oil in US $/Barrel]; plus

(iii)	[Supply Fee of US $[ ] per Barrel (as provided in the Supply Agreement); plus]; plus

(iv)	[Costs of US $ [ ] (as provided in the Supply Agreement).]

29.	PRICE ROUNDING: Final price calculation shall be rounded to [two (2)] [three (3)] decimal places

30.	SETTLEMENT CURRENCY: United States Dollars

31.	PAYMENT TERMS: as specified in the Supply Agreement

32.	REPRESENTATIONS AND WARRANTIES: Each Party hereby represents and warrants to the other Party on and as of the Transaction Date that:

(i)	Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into this Transaction and as to whether this Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other Party as investment advice or as a recommendation to enter into this Transaction; it being understood that information and explanations related to the terms and conditions of this Transaction shall not be considered investment advice or a recommendation to enter into this Transaction. No communication (written or oral) received from the other Party shall be deemed to be an assurance or guarantee as to the expected performance or result of this Transaction.

(ii)	Assessment and Understanding. It has entered into this Transaction as principal; it is capable of assessing the merits of and understanding (on its own behalf and/or through independent professional accounting, financial and legal advice obtained by such Party), and understands and accepts the terms, conditions, merits and risks of this Transaction. It is also capable of assuming, and assumes, all of the risks of this Transaction.

(iii)	Status of Parties. The other Party is acting solely in the capacity of an arms’ length contractual counterparty in respect of this Transaction and is not acting as a fiduciary or advisor or in any similar capacity for or on its behalf in respect of any aspect of this Transaction, and it understands and acknowledges that the other Party may, either in connection with entering into this Transaction or from time to time thereafter, engage in market transactions that are intended to hedge or otherwise reduce the risks incurred by it in connection with this Transaction.

(iv)	Additional Representations and Warranties. Such Party’s representations and warranties under the Supply Agreement are true and correct.

33.	PAYMENT DETAILS AND NOTICES: Except as otherwise timely notified by any Party in a writing to the other Party, all payments in respect of this Transaction shall be made as follows:

Pay To: J. P. Morgan Chase Bank, NY

ABA: #021000021

Account: [*]F/F/C CIBC, Toronto, Ontario

Transit 09602 Bank 0010

Swift: CIBCCATT

Account [*]

J. P. Morgan Commodities Canada Corporation

Notices: All notices given by a Party pursuant to or in respect of this Transaction Confirmation shall be in writing and shall be deemed delivered when delivered to the other Party at the address specified below:

Address for all notices or communications to JPM CCC:

J.P. Morgan Commodities Canada Corporation

Attention: [            ]

Suite 600, Vintage Towers II

326 - 11th Ave. S.W.

Calgary, Alberta Canada T2R 0C5

Phone: [*]

Facsimile: [*] Email: [            ]

With a copy of any notice in respect of any default, event of default or other similar event to:

J.P. Morgan Commodities Canada Corporation

Attention: [*]

245 Park Avenue, 11th Floor

New York, NY 10167

Scheduling Contacts:

CONTACT	PHONE	FAX	EMAIL
[ ]	[ ]	[ ]	[ ]

Operations Contacts:

CONTACT	PHONE		FAX		EMAIL
[ ]	[	]	[	]	[	]

Contracts Administrator Contracts:

CONTACT	PHONE	FAX	EMAIL
[ ]	[ ]	[ ]	[ ]

[ ]	[ ]	[ ]	[ ]

Address for all notices or communications to SPPR:

[            ]

[            ]

[            ]

Please confirm that the foregoing correctly sets forth the terms and conditions of the Transaction evidenced hereby by executing and delivering an executed counterpart to this Transaction Confirmation No. [            ] within three (3) Business Days from the date first above written to the attention of [[*]]. Any failure on your part to deliver an executed counterpart to this Transaction Confirmation No. [            ] within the above referenced period shall not affect the validity or enforceability of any of the terms or conditions of this Transaction, and shall be deemed to be an affirmation by you of the accuracy and correctness of the terms and conditions contained herein, absent manifest error.

J.P. Morgan Commodities Canada Corporation			St. Paul Park Refining Co. LLC

By:			Name:
	Title:	Attorney-in-Fact		Title:
	Name:			Date:

Schedule V-1

SCHEDULE VI

PRICING DAY BASIC RULES

[*]

PROVISIONAL PRICING DAY AND PROVISIONAL PAYMENT DAY BASIC RULES

[*]

Schedule VI-1

SCHEDULE VII

J.P. MORGAN CHASE & CO. GUARANTY AGREEMENT

Schedule VII-2